Exhibit 4.1

ANFIELD ENERGY INC.

Annual Information Form

For the year ended December 31, 2024

July 15, 2025

TABLE OF CONTENTS

FORWARD LOOKING STATEMENTS	1

DEFINITIONS AND OTHER INFORMATION	2

REFERENCES	2

CURRENCY	2

TECHNICAL DISCLOSURE	2

NOTE TO US INVESTORS CONCERNING TECHNICAL DISCLOSURE	3

DATE OF INFORMATION	3

CORPORATE STRUCTURE OF THE COMPANY	3

NAME, ADDRESS AND INCORPORATION	3

INTERCORPORATE RELATIONSHIPS	4

GENERAL DEVELOPMENT OF THE BUSINESS	4

OVERVIEW	4

THREE YEAR HISTORY	4

DESCRIBE THE BUSINESS	11

RISK FACTORS	11

GENERAL	18

COMPETITIVE CONDITIONS	18

SPECIALIZED SKILLS AND KNOWLEDGE	18

MINERAL PRICE AND ECONOMIC CYCLES	19

ECONOMIC DEPENDENCE	19

BANKRUPTCY AND SIMILAR PROCEDURES	19

REORGANIZATIONS	19

FOREIGN OPERATIONS	19

EMPLOYEES	19

ENVIRONMENTAL PROTECTION	19

TECHNICAL INFORMATION	19

THE WEST SLOPE PROJECT	20

THE SHOOTARING CANYON MILL, VELVET-WOOD PROJECT AND SLICK ROCK PROJECT	25

DESCRIPTION OF CAPITAL STRUCTURE	37

PRIOR SALES	37

DIVIDENDS AND DISTRIBUTIONS	38

MARKET FOR SECURITIES	39

DIRECTORS AND OFFICERS	40

NAME AND OCCUPATION	40

CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS	41

COMMITTEES OF THE BOARD	41

ii

CONFLICTS OF INTEREST	41

AUDIT COMMITTEE INFORMATION	42

AUDIT COMMITTEE CHARTER	42

COMPOSITION OF THE AUDIT COMMITTEE AND INDEPENDENCE	42

RELEVANT EDUCATION AND EXPERIENCE	42

AUDIT COMMITTEE OVERSIGHT	42

RELIANCE ON CERTAIN EXEMPTIONS	43

PRE-APPROVAL POLICIES AND PROCEDURES	43

AUDIT FEES	43

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	43

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	43

TRANSFER AGENTS AND REGISTRARS	44

MATERIAL CONTRACTS	44

EXTRACT CREDIT AGREEMENT	44

INTERESTS OF EXPERTS	44

ADDITIONAL INFORMATION	44

SCHEDULE “A” AUDIT COMMITTEE CHARTER	A-1

FORWARD LOOKING STATEMENTS

Certain of the statements made and information contained herein is “forward-looking information” within the meaning of applicable Canadian securities legislation. These statements relate to future events or the Company’s future performance. All statements, other than statements of historical fact, may be forward- looking statements. Information concerning mineral resource and mineral reserve estimates also may be deemed to be forward-looking statements in that it reflects a prediction of mineralization that would be encountered if a mineral deposit were developed and mined. Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “propose”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. The Company believes that the expectations reflected in those forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this AIF should not be unduly relied upon by investors as actual results may vary. These statements speak only as of the date of this AIF and are expressly qualified, in their entirety, by this cautionary statement. In particular, this AIF contains forward- looking statements, pertaining to the following: capital expenditure programs; estimates of the quality and quantity of the mineral resources at its mineral properties; costs and timing of the development of new deposits; success of exploration activities, permitting time lines; title disputes or claims; development of mineral resources; treatment under governmental and taxation regimes; success of exploration programs; expectations regarding the Company’s ability to raise capital; currency fluctuations; environmental risks; belief and expectations including the possible impact of any legal proceedings or regulatory actions against the Company; expenditures to be made by the Company on its properties; the Company’s expectations regarding the preparation of a feasibility study at the Velvet-Wood Project (as defined herein); the expectation for the development of the Velvet-Wood Project; the Company’s overall strategy, objectives, plans and expectations for the fiscal year ended December 31, 2024 and beyond; plans and expectations including anticipated expenditures relating to exploration, pre-extraction, extraction and reclamation activities; and work plans to be conducted by the Company. With respect to forward-looking statements listed above and contained in the AIF, the Company has made assumptions regarding, among other things:

●	uncertainties relating to receiving mining, exploration, environmental and other permits or approvals;

●	unpredictable changes to the market prices for uranium;

●	exploration and development costs for the Velvet-Wood Project;

●	anticipated results of exploration and development activities;

●	availability of additional financing;

●	ability to remain in compliance with the terms of the Company’s indebtedness;

●	the Company’s ability to obtain additional financing on satisfactory terms;

●	the ability to achieve production at any of the Company’s mineral exploration and development properties; and

●	preparation of a development plan at the Velvet-Wood Project.

The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and elsewhere in this AIF, including the following:

credit risks with respect to the Company’s cash and cash equivalents; risks arising from changes in foreign currency fluctuations; liquidity risks; financing risks; risks related to the Company’s capability to continue as a going concern; risks associated with industry competitiveness; risks related to metal prices and marketability; risks related to political and regulatory effects on the uranium and vanadium industries including political uncertainty; risks in maintaining interest in the Company’s mineral properties; uninsurable risks related to mineral properties; risks resulting from future environmental legislation, regulations and actions; risks relating to rights of ownership of mineral properties; risks in obtaining and maintaining all necessary licenses and permits for operations; risks related to the integration of acquisitions; risks related to the Company’s capability to attract and maintain qualified key management personnel; risks related to international conflict; risks resulting from adverse economic conditions; risks relating to tariffs or the imposition of other restrictions on trade; risks related to operations; risks related to joint venture operations; actual results of current exploration activities; actual results of current reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of metals; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; and delays in obtaining governmental approvals or financing or in the completion of development or construction activities. Other factors which could materially affect such forward-looking information are described in the risk factors in the Company’s most recent annual management’s discussion and analyses or annual information forms and Anfield’s other filings with the Canadian securities regulators which are available on the Company’s profile on SEDAR+ at www.sedarplus.ca. Readers are cautioned that the foregoing lists of factors are not exhaustive. The forward-looking statements contained in this AIF are expressly qualified by this cautionary statement. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

DEFINITIONS AND OTHER INFORMATION

References

References in this annual information form (“AIF”) to “Anfield” or the “Company” refer to Anfield Energy Inc., and its subsidiaries (as the context requires).

Currency

All sums of money which are referred to herein are expressed in Canadian dollars, unless otherwise specified. References to United States dollars are referred to as “US$”.

Technical Disclosure

This AIF contains disclosure regarding the Company’s mineral resources. Mineral resources are not mineral reserves, and do not have demonstrated economic viability, but do have reasonable prospects for economic extraction. Measured and indicated mineral resources are sufficiently well defined to allow geological and grade continuity to be reasonably assumed and permit the application of technical and economic parameters in assessing the economic viability of the mineral resource. Inferred mineral resources are estimated on limited information not sufficient to verify geological and grade continuity or to allow technical and economic parameters to be applied. Inferred mineral resources are too speculative geologically to have economic considerations applied to them to enable them to be categorized as mineral reserves. There is no certainty that mineral resources of any classification can be upgraded to mineral reserves through continued exploration.

The Company’s mineral resource figures are estimates and the Company can provide no assurances that the indicated levels of mineral will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. While the Company believes that these mineral resource estimates are well established and the best estimates of the Company’s management, by their nature mineral resource estimates are imprecise and depend, to a certain extent, upon the analysis of drilling results and statistical inferences which may ultimately prove unreliable. If the Company’s mineral resource estimates are inaccurate or are reduced in the future, this could have an adverse effect on the Company’s future cash flows, earnings, results of operations and financial condition.

Note to US Investors Concerning Technical Disclosure

This AIF has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of the United States of America (“United States” or “US”) securities laws. As a result, the Company reports the mineral reserves and resources of the projects it has an interest in according to Canadian standards. Canadian reporting requirements for disclosure of mineral properties are governed by, and utilize definitions required by, National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Standards”). These requirements and definitions differ from those adopted by the United States Securities and Exchange Commission (the “SEC”) under subpart 1300 of Regulation S-K (“S-K 1300”) of the United States Securities Act of 1933 that are applicable to United States companies. Accordingly, descriptions of mineralization and estimates of mineral reserves and mineral resources under Canadian standards included or incorporated by reference in this AIF may not be comparable to similar information reported by United States companies subject to the reporting and disclosure requirements of S-K 1300. Unless otherwise stated, the technical disclosure in this AIF is derived from and in some instances is an extract from, the technical reports prepared for those properties in accordance with NI 43-101.

Date of Information

Unless otherwise noted, all information presented herein is as of December 31, 2024.

CORPORATE STRUCTURE OF THE COMPANY

Name, Address and Incorporation

Anfield is a publicly listed company incorporated under the Business Corporations Act (British Columbia) (the “BCBCA”) on July 12, 1989. Anfield is a reporting issuer in both British Columbia and Alberta, and the Company’s common shares (the “Shares”) are listed on the TSX Venture Exchange (“TSXV”) under the symbol “AEC”, the OTCQB Marketplace under the symbol “ANLDF” and the Frankfurt Stock Exchange under the symbol “0AD”.

The Company was incorporated on September 12, 1986, under the name Merritech Development Corporation. It changed its name several times: to Dencam Development Corporation on August 17, 1992; to Consolidated Dencam Development Corporation on January 19, 1994; to Equinox Exploration Corp. on March 13, 2009; to Equinox Copper Corp. on February 1, 2013; and to Anfield Resources Inc. on September 20, 2013. Finally, on December 27, 2017, the Company changed its name from Anfield Resources Inc. to Anfield Energy Inc.

The Company is engaged in mineral exploration and development in the US.

The Company’s head office and its registered and records offices are located at 2005-4390 Grange Street, Burnaby, British Columbia, Canada. The Company also has a project office in Apache Junction, Arizona, US.

Intercorporate Relationships

The corporate structure of Anfield, its material subsidiaries, the jurisdiction of incorporation of such corporations and the percentage of equity ownership are listed below:

Anfield Energy Inc. – Parent (British Columbia)

Anfield Precious Metals Inc. – Subsidiary, 100% owned by the Company (South Dakota)

Anfield Resources Holding Corp. (ARHC) – Subsidiary, 100% owned by the Company (Utah)

ARH Wyoming Corp. – Subsidiary, 100% owned by the Company (Wyoming)

Highbury Resources Inc. (“HRI”) – Subsidiary, 100% owned by the Company (Wyoming)

Neutron Energy, Inc. – Subsidiary, 100% owned by the Company (Nevada)

GENERAL DEVELOPMENT OF THE BUSINESS

Overview

The Company is an energy metals exploration, development and near-term production company that is committed to becoming a top-tier energy-related fuels supplier by creating value through sustainable, efficient growth in its energy metals assets.

Three Year History

Details of the events that have influenced the general development of the Company for the past three years are set out below. For additional information, please see “Describe the Business”.

Fiscal 2022

On February 2, 2022, Anfield announced that it had engaged BRS, Inc. to complete a resource report for four of its nine uranium and vanadium mines held within its West Slope project in Colorado (the “West Slope Project”).

On February 24, 2022, the Company closed the first tranche of its private placement through the issuance of 18,039,480 units at a price of $0.085 per unit for total gross proceeds of $1,533,356. Each unit consisted of one Share and one Share purchase warrant, with each warrant entitling the holder to purchase an additional Share at a price of $0.13 for a period of 24 months.

On March 8, 2022, the Company closed the final tranche of its private placement through the issuance of 71,960,520 units at a price of $0.085 per unit for total gross proceeds of $6,116,644. Each unit consisted of one Share and one Share purchase warrant, with each warrant entitling the holder to purchase an additional Share at a price of $0.13 for a period of twenty-four months.

On March 23, 2022, Anfield commenced a comprehensive review of its conventional uranium assets, including the Shootaring Canyon mill (the “Shootaring Canyon Mill”), the Velvet-Wood Project and the West Slope Project, in order to identify and advance an optimal long-term conventional uranium and vanadium production plan through the utilization of these assets.

On March 30, 2022, the Company announced that BRS, Inc. had completed a mineral resource estimate for four of the nine uranium and vanadium mines held within its West Slope Project.

On April 6, 2022, the Company engaged BRS, Inc. and Wright Environmental Services to restart the permit application process with regard to Anfield’s Velvet-Wood uranium and vanadium project in Utah (the “Velvet-Wood Project”).

On April 21, 2022, the Company announced transactions to both eliminate US$18.34 million of existing debt and to swap its Wyoming ISR uranium portfolio for Uranium Energy Corporation’s (“UEC”) Colorado-based Slick Rock conventional uranium and vanadium project (the “Slick Rock Project”). The $18.34 million of indebtedness to UEC is to be settled for US$9.17 million in cash and US$9.17 million in securities of the Company.

On May 12, 2022, the Company announced the closing of a bought deal private placement offering of 125,000,000 subscription receipts of the Company at a price of $0.12 per subscription receipt, for gross proceeds of $15,000,000.

On June 6, 2022, the Company announced the closing of the transaction with UEC and the conversion of the subscription receipts into units of the Company, with each unit compromised of one Share and one Share purchase warrant entitling the holder to acquire a Share at a price of $0.18 until May 12, 2027.

On June 8, 2022, the Company announced that it had completed the settlement of US$18,340,000 of indebtedness which was owed to UEC. The indebtedness was fully settled through the payment to UEC of US$9,170,000 in cash from net proceeds of the offering announced on April 22, 2022 and the issuance to UEC of 96,272,918 units which were issued at a deemed aggregate value of approximately US$9.17 million or US$0.095 (C$0.12) per unit. Each unit consisted of one Share plus one Share purchase warrant, with each warrant entitling the holder thereof to acquire one Share at a price of C$0.18 until May 12, 2027.

On September 20, 2022, the Company announced that Mr. Kenneth Mushinski had agreed to join the Board of Directors of the Company (the “Board”); as non-Executive Chairman.

On November 14, 2022, the Company announced that it had entered into a definitive agreement with Wayne Minerals Inc. to acquire a 100% interest in 50 unpatented mining claims in the Artillery Peak project area in Arizona (the “Artillery Peak Project”).

On November 17, 2022, the Company announced that it had entered into a royalty purchase agreement with Uranium Royalty Corp. to sell its uranium royalty portfolio for US$1,500,000.

On November 21, 2022, the Company announced that it had expanded its claim holdings in the Artillery Peak Project area through the staking of 54 additional claims. The company also announced that it had commissioned BRS, Inc. to complete a NI 43-101 uranium resource report for its combined Date Creek project/Artillery Peak Project

On November 29, 2022, the Company announced that it had commissioned Precision Systems Engineering (“PSE”) to complete a reactivation proposal for the Shootaring Canyon Mill by the end of Q2/23.

Fiscal 2023

On January 3, 2023, the Company announced that it had entered into a definitive agreement with Nedeel LLC & BBL-2 LLC to acquire a 100% interest in 65 unpatented mining claims and historical data of the Marysvale uranium project, located in Beaver County, Utah, and 100% interest in 26 unpatented mining claims and historical data of the Calf Mesa uranium project, located in Emery County, Utah.

On January 9, 2023, the Company provided a corporate review of 2022.

On January 16, 2023, the Company announced that it had entered into a definitive agreement with LiVada Corporation to acquire a 100% interest in 119 unpatented mining claims and historical data to further consolidate its Artillery Peak Project area.

On January 31, 2023, the Company announced that BRS, Inc. had begun a Preliminary Economic Assessment (“PEA”) for the Company’s Slick Rock Project.

In February 2023, the Company completed the sale of its royalty portfolio, previously announced on November 17, 2022. The transaction realized US$1.5 million in operating cash.

On February 13, 2023, the Company announced that it had entered into a definitive agreement with ACCO Resources to acquire a 100% interest in 115 unpatented mining claims and associated data covering more than 2,300 acres of the Dripping Springs Quartzite uranium project, located in Gila County, Arizona.

On March 30, 2023, the Company reported the results of a combined PEA for both its Utah-based Velvet- Wood Project and its Slick Rock Project. The PEA returned a pre-tax NPV of US$238M and an IRR of 40% at a discount rate of 8%, a uranium price of US$70 per pound and a vanadium price of US$12 per pound.

On April 5, 2023, the Company provided an update with regard to PSE’s progress on its reactivation report.

On May 14, 2023, 54,967,555 warrants with an exercise price of $0.13 expired unexercised.

On May 15, 2023, the Company announced that it had filed its PEA titled, “The Shootaring Canyon Mill and Velvet-Wood and Slick Rock Uranium Projects, Preliminary Economic Assessment” on SEDAR+. For additional information, please see “Technical Information”.

On July 10, 2023, the Company closed its brokered private placement in which it issued 81,820,000 units of the Company at a price of $0.055 per unit, for aggregate gross proceeds of $4,500,100. Each unit was comprised of one Share and one-half of one Share purchase warrant. Each whole warrant entitles the holder to purchase one additional Share at an exercise price of $0.085 per Share until July 10, 2025. In connection with the private placement, the Company paid a cash commission of $255,024 and issued 4,636,800 compensation options with an exercise price of $0.055 per Share and expiry date of July 10, 2025.

On July 20, 2023, the Company completed the acquisition of Neutron Energy, Inc. (“Neutron”), a wholly-owned subsidiary of enCore Energy Corp. (“enCore”), which holds the Marquez-Juan Tafoya uranium project located in the Grants Uranium Merial District, Albuquerque, New Mexico. As consideration for the acquisition of Neutron, the Company issued 185,000,000 Shares to enCore and agreed to pay $5,000,000 in cash. At closing, the Company made a payment of $4,000,000 and the balance was paid on September 25, 2023.

On July 20, 2023, 19,975,212 warrants with an exercise price of $0.40 per Share expired unexercised.

On August 8, 2023, 3,717,000 options with an exercise price of $0.10 per Share expired unexercised.

On October 6, 2023, the Company closed a $4.3 million credit facility (the “Credit Facility”) with existing shareholder Extract Advisors LLC, as agent, on behalf of Extract Capital Master Fund Ltd. The Credit Facility has a maturity date of October 6, 2028 and bears a coupon of the Secured Overnight Financing Rate (as defined in the Credit Facility) plus 5% per annum, payable semi-annually, provided the effective annualized rate of interest does not exceed an agreed limit.

On October 6, 2023, the Company granted 36,717,828 options to certain directors, officers, employees and consultants of the Company. The options vest immediately and are exercisable at a price of $0.10 per Share until October 6, 2028.

On October 19, 2023, the Company entered into a definitive agreement with Nolan Holdings, Inc. to acquire 100% interest in 175 federal unpatented uranium mining claims, located in San Juan and Grand Counties in Utah. As consideration for the claims and associated data, the Company paid US$85,000 in cash and issued 15,000,000 Shares.

On October 20, 2023, the Company repaid a US$525,000 loan to a director of the Company.

On December 20, 2023, the Company issued 800,000 units with a fair value of $52,000 to settle $52,000 of legal fees owing to a director of the Company. Each unit consisted of one Share and one Share purchase warrant with each warrant entitling the holder to purchase an additional Share at a price of $0.10 until December 21, 2025.

On December 21, 2023, the Company completed a private placement in which it issued 38,462,100 units at $0.065 per unit for gross proceeds of $2,500,037. Each unit was comprised of one Share and one Share purchase warrant. Each Share purchase warrant entitles the holder to purchase one additional Share at an exercise price of $0.10 per Share until December 21, 2025. In connection with the private placement, the Company incurred $138,505 of Share issuance costs. The Company also issued 1,966,170 broker warrants with a fair value of $85,968, exercisable until December 21, 2025, at an exercise price of $0.10 per Share.

On December 21, 2023, the Company issued 8,500,000 units with a fair value of $552,500 to settle management bonus issued during the year. Each unit consisted of one Share and one Share purchase warrant with each warrant entitling the holder to purchase an additional Share at a price of $0.10 until December 21, 2025.

On December 31, 2023, the Company determined the impairment loss recognized in prior periods in relation to the Shootaring Canyon Mill no longer exists and that the fair value less cost of disposal of the asset was higher than the carrying value of the mill if no impairment loss had been recognized in prior periods. As a result, the Company reversed the total impairment of $21,986,159 (US$16,576,438) along with the changes to the asset retirement obligations estimates for the period between the impairment and December 31, 2023.

Fiscal 2024

On January 2, 2024, HRI, a subsidiary of the Company entered into a definitive agreement with Gold Eagle Mining Inc. and Golden Eagle Uranium LLC to acquire a 100% interest in twelve US Department of Energy (the “DOE”) leases and associated data in various counties in Colorado. The agreement was subsequently amended on September 28, 2024 – with consideration of US$100,000 paid – and again amended on February 20, 2025. For additional information pertaining to the agreement, please see “Current Fiscal Year”.

On January 5, 2024, the Company issued 15,000,000 Shares to acquire 100% interest in 175 federal unpatented uranium mining claims, located in San Juan and Grand Counties in Utah.

On January 18, 2024, the Company issued 674,800 Shares upon exercise of 674,800 warrants with an exercise price of $0.055.

On January 31, 2024, the Company issued 1,860,885 Shares upon exercise of 1,860,885 warrants with an exercise price of $0.055.

On February 2, 2024, the Company issued 42,150 Shares upon the exercise of 42,150 warrants with an exercise price of $0.055.

On February 23, 2024, a total of 18,188,672 warrants with an exercise price of $0.13 per Share expired unexercised.

On March 7, 2024, a total of 76,182,151 warrants with an exercise price of $0.13 per Share expired unexercised.

On April 2, 2024, the Company announced that it had hired Mr. Douglas Beahm as its Chief Operating Officer.

On April 9, 2024, the Company announced that it had submitted its production reactivation plan for its Shootaring Canyon Mill to the State of Utah’s Department of Environmental Quality.

On April 10, 2024, the Company issued 3,000,000 Shares upon the exercise of 3,000,000 warrants with an exercise price of $0.085.

On April 15, 2024, the Company entered into a waiver and second amending agreement to the Credit Facility with Extract Advisors LLC and Extract Capital Master Fund Ltd., whereby: (a) the lender agreed to waive a covenant breach related to lender’s consent which was not obtained prior to the acquisition of the DOE leases on January 2, 2024; (b) the Credit Facility was amended by reducing the minimum working capital requirement to $250,000; and (c) the Credit Facility was amended by requiring written consent of the agent prior to taking any corporate action to effect a share consolidation or stock split, unless the market price exceeds $0.12 per Share for 20 consecutive trading days. In consideration for entering into the waiver and second amending agreement, the Company issued the lender 4,000,000 Share purchase warrants with an exercise price of $0.095 exercisable until September 26, 2028.

On April 17, 2024, the Company issued 3,500,000 Shares upon the exercise of 3,500,000 warrants with an exercise price of $0.085 per Share.

On May 1, 2024, the Company submitted its plan of operations for its Velvet-Wood mine to both the State of Utah and the US Bureau of Land Management.

On May 6, 2024, the Company announced that as a result of a delay in filing its annual financial statements, accompanying management’s discussion and analysis and related officer certifications for the financial year ended December 31, 2023, the British Columbia Securities Commission had issued a cease trade order.

On May 12, 2024, a total of 7,500,000 warrants with an exercise price of $0.12 per Share expired unexercised.

On June 3, 2024, the Company announced that it has filed its annual financial statements, accompanying management’s discussion and analysis and related officer certifications for the financial year ended December 31, 2023. Following completion of the filings, the British Columbia Securities Commission has revoked the previously issued cease trade order and the Shares resumed trading on June 5, 2024.

On June 17, 2024, the Company announced that it had received approval for its Slick Rock Project drill program permit application to conduct a 20-hole drill campaign.

On July 12, 2024, a total of 3,100,000 options with an exercise price of $0.20 per Share expired unexercised.

On July 18, 2024, the Company announced that it had received an affirmative completeness review with regard to its Shootaring Canyon Mill production restart application.

On August 2, 2024, the Company entered into a loan agreement with a director of the Company (the “Lender”) for $1,650,000 (the “Note”). The loan is non-interest bearing and due on August 2, 2025 (the “Maturity Date”) and reflects an original issue discount of 10%. The Lender may demand repayment of the principal amount of the Note prior to the Maturity Date on providing five business days’ notice following the date that the Company secures additional funding, whether in the form of an equity financing or debt financing, in an amount exceeding $5,000,000. The Company shall not incur or assume additional indebtedness until full repayment of this Note, that ranks senior to or pari passu with this loan or create, assume or permit to exist any lien or encumbrance on any assets or property of the Company or its subsidiaries that secures indebtedness, without the written consent of the Lender. The Note was repaid in full in connection with the announcement of the Transaction (as defined herein).

On August 2, 2024, the Company announced that it had engaged BRS, Inc. to prepare an updated uranium and vanadium resource with regard to the Company’s Slick Rock Project.

On September 24, 2024, the Company announced the commencement of its drill program at the Slick Rock Project.

On October 1, 2024, the Company entered into an arrangement agreement with IsoEnergy Ltd. (“IsoEnergy”) pursuant to which IsoEnergy was expected to acquire all of the issued and outstanding Shares by way of a court-approved plan of arrangement (the “Transaction”). In connection with the Transaction, IsoEnergy provided a secured loan in the form of a promissory note of $6.020 million to the Company, with an interest rate of 15% per annum and a maturity date of April 1, 2025, for purposes of satisfying working capital and other obligations of the Company through to the closing of the Transaction (the “IsoEnergy Promissory Note”). IsoEnergy also agreed to provide an indemnity for up to US$3 million in principal with respect to certain of the Company’s property obligations.

On November 6, 2024, the Company announced that it had filed notice to convene a special shareholder meeting to vote on a special resolution to approve the Transaction.

On November 20, 2024 and November 25, 2024, the Company announced that leading independent proxy advisory firms, Institutional Shareholder Services Inc. and Glass Lewis & Co., LLC, respectively, recommended that Anfield shareholders vote “FOR” the resolution approving the Transaction.

On December 3, 2024, the Company announced the Transaction was approved at the Company’s special meeting of shareholders held on December 3, 2024.

On December 16, 2024, the Company announced it appeared before the British Columbia Supreme Court (the “Court”) on Monday, December 9 and Friday, December 13 seeking the Court’s final order to the arrangement. UEC, a shareholder of the Company, opposed the granting of the final order and appeared at the hearing. During the afternoon of the second day of the hearing, UEC submitted to the Court a letter addressed to the Company offering to purchase 107,142,857 Shares at a price of $0.14 per share for total proceeds of $15,000,000. The judge adjourned the Company’s application and ordered disclosure of the UEC letter by way of press release and further ordered the Company to hold a new shareholders’ meeting to approve the Transaction.

Current Fiscal Year

On January 2, 2025, the Company announced the British Columbia Court of Appeal will hear the Company’s appeal in respect of the Court’s order on January 27, 2025 and January 28, 2025. The Company is appealing the decision of the Court requiring the Company to have another shareholder meeting to consider the Transaction given the UEC financing offer.

On January 14, 2025, the Company announced that it had entered into a subscription agreement with UEC whereby UEC agreed to acquire 104,142,857 Shares at a price of $0.14 per Share for total gross proceeds of $15,000,000 (the “UEC Financing”). The Company also announced the termination of its proposed plan of arrangement with IsoEnergy. To repay the IsoEnergy Promissory Note, the Company also entered into an indicative term sheet with Extract Advisors LLC to increase the existing credit facility by an additional US$8 million.

On January 15, 2025, the Company announced the closing of the UEC Financing.

On January 20, 2025, the Company repaid the IsoEnergy Promissory Note.

On January 29, 2025, the Company announced that it had completed a 14-hole, 14,100-foot rotary drill program at its Slick Rock Project.

On February 20, 2025, the Company entered into an indemnification support agreement with UEC whereby UEC will provide indemnification support limited to US$3,000,000 (the “Support Amount”) in connection with certain bonding requirements relating to Shootaring Canyon Mill. In consideration for the provision of the indemnity, the Company agrees to pay to UEC a cash support fee equal to the Support Amount multiplied by the secured overnight financing rate as administered by the CME Group Benchmark Administration Limited plus 5% per annum, which fee shall be calculated monthly and paid in US dollars in arrears on the first day of each calendar month. The Company also agreed to grant UEC the right, to subscribe for and to be issued up to such number of the Shares that will allow UEC to maintain its percentage ownership interest in the Company.

On March 10, 2025, the Company announced that it had filed notice to convene a special shareholder meeting to seek approval for a share consolidation of the Shares on the basis of one new Share for up to 200 currently issued and outstanding Shares, or some lesser ratio as directors may deem appropriate.

On March 11, 2025, HRI increased its performance bonds for reclamation with the DOE to US$2,799,900.

On March 18, 2025, the Company announced that it had entered into an amending agreement with Extract Advisors LLC for the extension of an additional US$6,000,000 increase to the existing credit facility dated September 26, 2023, in connection with the indicative term sheet as previously announced by the Company on January 14, 2025.

On April 2, 2025, the Company appointed Ross McElroy to its Board and announced that shareholder approval was received for a consolidation of the Shares on the basis of one new Share for up to 200 currently issued and outstanding Shares. Completion of the consolidation remains subject to the Board determining a final ratio, the satisfaction of applicable public distribution requirements and the approval of TSXV.

On April 2, 2025, the Company announced that it is finalizing the acquisition of the DOE leases (the “Acquisition”). The Acquisition is being completed pursuant to an asset transfer agreement (the “Transfer Agreement”) previously entered into by HRI, and Gold Eagle Mining Inc. and Golden Eagle Uranium LLC, and which was subsequently amended on February 20, 2025. Pursuant to the amended Transfer Agreement, the Company’s consideration for the Acquisition consists of the following share issuance and payments:

•

US$400,000 in cash (paid), and 12,729,464 Shares (the “Consideration Shares”), the Consideration Shares representing a value of US$1,250,000 based upon a deemed price of C$0.14 per Consideration Share and a deemed exchange rate of US$1.00 to C$1.4257;

•	US$750,000 in cash at the one-year anniversary of closing, with an option to extend by two subsequent ninety-day periods;

•	US$1,000,000 in cash at the two-year anniversary of closing;

•	US$1,000,000 in cash at the three-year anniversary of closing; and

•	US$1,500,000 in cash at the four-year anniversary of closing.

On April 22, 2025, the Company announced that it had submitted both its listing application to the Nasdaq Stock Market LLC and the accompanying Form 20-F Registration Statement to the SEC.

On May 6, 2025, the Company issued 12,729,464 Consideration Shares pursuant to the Transfer Agreement with Gold Eagle Mining Inc.

On May 27, 2025, the Company announced that the US Department of the Interior approved the Company’s Velvet-Wood Project. The Velvet-Wood Project’s selection as part of the federal government’s national response to the energy emergency declared by President Donald J. Trump was previously announced by the Company on May 13, 2025.

On June 16, 2025, the Company announced that it has filed a notice of intent, through HRI, with the Colorado Division of Reclamation, Mining and Safety, to begin a 20-hole, 8,000-foot rotary drill program at the existing JD-7 open pit mine in Montrose County, Colorado.

Trends and Outlook

The Company intends to focus its business activity in the near term on advancing its conventional uranium and vanadium portfolio closer to production. This includes updating its radioactive materials license at the Shootaring Canyon Mill (the “Radioactive Materials License”), determining economics for its West Slope Project and, uranium price permitting, advancing both its Velvet-Wood Project and Slick Rock Project.

At the Velvet-Wood Project and Slick Rock Project, the Company engaged consultants to provide a combined PEA and to complete a mine plan as the current uranium price has reached a high-enough level to make such a pursuit economically viable.

At the Shootaring Canyon Mill, the Company is updating its Radioactive Materials License in order to update the license from its current “standby status” to “operational status”.

At the West Slope Project, the Company is pursing a PEA for four of the nine mines held within the West Slope Project portfolio.

DESCRIBE THE BUSINESS

Risk Factors

The Company is in the business of acquiring and developing uranium properties. It is exposed to a number of risks and uncertainties that are common to other mineral development companies in the same business. The industry is capital intensive at all stages and is subjected to variations in commodity prices, market sentiment, exchange rates for currency, inflations and other risks. The Company currently has no source of revenue. The Company will rely mainly on equity financing to fund development activities on its mineral properties. An investment in the Company’s securities is highly speculative and subject to a number of risks at any given time. The following is a description of the principal risk factors affecting the Company.

Financial Risks

The Company’s financial instruments consist of cash and cash equivalents, deposits and accounts payable and accrued liabilities. The carrying values of cash and cash equivalents, deposits, and accounts payable and accrued liabilities approximate their fair values due to the relatively short period to maturity of those financial instruments.

The Company is exposed to credit risk with respect to its cash and cash equivalents. Cash and cash equivalents have been placed on deposit with a major Canadian financial institution.

Foreign exchange risk is the risk arising from changes in foreign currency fluctuations. The Company does not use any derivative instruments to reduce its exposure to fluctuations in foreign currency rates.

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices, other than those arising from interest rate risk or currency risk. The Company is not exposed to significant other price risk.

Liquidity risk is the risk that an entity will encounter difficulty in raising funds to meet commitments associated with financial instruments. The Company manages liquidity by maintaining adequate cash balances to meet liabilities as they become due. The Company’s expected source of cash flow in the upcoming year will be through equity financings.

Financing Risks

The Company’s operations are capital intensive and future capital expenditures are expected to be substantial. The Company will require significant additional financing to fund its operations, including acquiring additional mineral projects and continuing with its exploration and pre-extraction activities which include assaying, drilling, geological and geochemical analysis and mine construction costs. The Company has no history of earnings and no source of operating cash flow and, due to the nature of its business, there can be no assurance that the Company will be profitable. The Company has paid no dividends on its Shares since incorporation and does not anticipate doing so in the foreseeable future.

The only present source of funds available to the Company is through the sale of its equity shares. Even if the results of development are encouraging, the Company may not have sufficient funds to conduct the further development that may be necessary to determine whether or not a commercially mineable deposit exists. While the Company may generate additional working capital through further equity offerings or through the sale or possible syndication of its property, there is no assurance that any such funds will be available. If available, future equity financings may result in substantial dilution to purchasers under an offering. In the absence of such additional financing, the Company would not be able to fund its operations or continue with its exploration and pre-extraction activities, which may result in delays, curtailment or abandonment of any one or all of its projects. At present it is impossible to determine what amounts of additional funds, if any, may be required.

Going Concern

The Company’s capability to continue as a going concern is dependent upon its ability to obtain additional debt or equity financing to meet its obligations as they come due. If the Company were unable to continue as a going concern, then significant adjustments would be required to the carrying value of assets and liabilities, and to the balance sheet classifications currently used.

The Company has no history of profitable operations, and its present business is at an early stage. As such, the Company is subject to many risks common to other companies in the same business, including under- capitalization, cash shortages, and limitations with respect to personnel, financial and other resources and the lack of revenues.

The Company may consider plans to obtain financing in the future primarily through further equity financing or debt financing, as well as through joint venturing and/or optioning out the Company’s properties to qualified mineral exploration companies. There can be no assurance that the Company will succeed in obtaining additional financing, now or in the future. Failure to raise additional financing on a timely basis could cause the Company to suspend its operation and eventually to forfeit or sell its interest in its exploration and evaluation assets.

Management has initiated a strict cost control program to effectively control expenditures. In addition, management will review several funding options including equity financing and seeking joint venture partners to further its mineral property interests at the appropriate time. While the Company has been successful in raising funds in the past, there are no assurances that additional funding and/or suitable joint venture agreements will be obtained.

Development Risks

The mining industry in general is intensely competitive and there is no assurance that, even if commercial quantities of ore are discovered, a profitable market may not exist for the sale of uranium produced by the Company. The Company’s competition includes larger, more established companies with longer operating histories that not only explore for and produce uranium, but also market uranium and other products on a regional, national or worldwide basis. Due to their greater financial and technical resources, the Company may not be able to acquire additional uranium projects in a competitive bidding process involving such companies. Additionally, these larger companies have greater resources to continue with their operations during periods of depressed market conditions.

Additionally, the marketability of any uranium or vanadium which may be acquired or discovered by the Company may be affected by numerous factors which are beyond the control of the Company and which cannot be accurately predicted, such as macroeconomic factors, market fluctuations, the proximity and capacity of milling facilities, mineral markets and processing equipment, land tenure and use, and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of uranium or vanadium, and environmental protection. The future effects of these factors cannot be accurately predicted, but any one or a combination of these factors may result in the Company’s inability to receive an adequate return on its invested capital. Uranium prices have been depressed in recent years, but there has been recent improvement.

Mining Risks

The business of developing mines involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines. Unusual or unexpected formations, formation pressures, fires, power outages, labour disruptions, flooding, explorations, cave-ins, landslides and the inability to obtain suitable adequate machinery, equipment or labour are other risks involved in the operation of mines and the conduct of exploration programs. The Company has relied on and may continue to rely upon consultants and others for development expertise. Substantial expenditures are required to establish ore reserves through drilling, to develop processes to extract the metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineral deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis. The economics of developing uranium and vanadium properties is affected by many factors including the cost of operations, variations in the grade of ore mined, fluctuations in metal markets, costs of processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection. The Company has no producing mines at this time. Most exploration projects do not result in the discovery of commercially mineable deposits of ore. Whether an ore body contains commercially recoverable material depends on many factors including, without limitation: (i) the particular attributes, including material changes to those attributes, of the ore body such as size, grade, recovery rates and proximity to infrastructure; (ii) the market price of uranium or vanadium, which may be volatile; and (iii) government regulations and regulatory requirements including, without limitation, those relating to environmental protection, permitting and land use, taxes, land tenure and transportation.

Subject to Influential Political and Regulatory Factors

The uranium and vanadium industry are subject to influential political and regulatory factors which could have a material adverse effect on the Company’s business and financial condition. The international uranium industry, including the supply of uranium concentrates, is relatively small, competitive and heavily regulated. Worldwide demand for uranium is directly tied to the demand for electricity produced by the nuclear power industry, which is also subject to extensive government regulation and policies. In addition, the international marketing and trade of uranium is subject to political changes in governmental policies, regulatory requirements and international trade restrictions (including trade agreements, customs, duties and/or taxes). International agreements, governmental policies and trade restrictions are beyond the Company’s control. Changes in regulatory requirements, customs, duties or taxes may affect the availability of uranium, which could have a material adverse effect on the Company’s business and financial condition.

Political Uncertainty

Political, legal, and regulatory changes in Canada and the US, and other countries can impact the Company’s operations and business performance. In 2024 and in 2025 to date, there were national elections in several of the world’s largest economies, including Japan, India, the European Union, France, the United Kingdom, Mexico, the US, Canada and Germany. These elections have brought, or may bring, new political leadership with substantially different political, social, and economic policy priorities than their predecessors on both domestic and foreign policy matters, including the environment, trade and tariffs, and energy. These political shifts may create uncertainty about future government policies, regulations, and trade relationships between major global economies which could result in broad-based volatility and decreased investor confidence.

Political risks faced by the Company that could impact its operations or planned operation include:

●	changes in government policy and regulations;

●	new interpretations of existing laws;

●	implementation of new, or expansion of existing, tariffs on exported and/or imported products;

●	opposition from government or other political actors to industrial activities;

●	extended regulatory review periods and third-party consultation requirements;

●	delays or denials of necessary permits and licenses; and

●	disruption of critical third-party infrastructure and supply chains.

Changing environmental regulations pose additional challenges. Changes in assessment processes and expanding stakeholder consultation requirements and expectations, including with stakeholders, may extend project timelines, increase compliance costs, increase project execution risk and limit business opportunities.

Other potential governmental impacts include:

●	tax increases;

●	higher government royalty rates, including possible retroactive claims;

●	new efficiency standards;

●	alternative fuel mandates;

●	tax and other subsidies for competing energy sources; and

●	government support for research into, and mandated uses of, alternative energy technologies.

These government initiatives, particularly those promoting emissions reductions and alternative energy sources, could reduce demand for the Company’s future products.

Loss of Interest in and Value of Properties

The Company’s ability to maintain its interests in its mineral properties and to fund ongoing development costs will be entirely dependent on its ability to raise additional funds by equity or debt financings. If the Company is unable to raise such funds it may suffer dilution or loss of its interest in its mineral properties. The amounts attributed to the Company’s interests in mineral properties in its financial statements represent acquisition and exploration costs, and should not be taken to reflect realizable value.

Uninsurable Risks

In the course of exploration, development and production of mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes may occur. It is not always possible to fully insure against such risks and the Company may decide not to take out insurance against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of the Company.

Environmental and Other Regulatory Requirements

Existing and possible future environmental legislation, regulations and actions could cause significant expense, capital expenditures, restrictions and delays in the activities of the Company, the extent of which cannot be predicted and which may well be beyond the capacity of the Company to fund. The Company’s right to exploit the mining properties is subject to various reporting requirements and to obtaining certain government approvals and there is no assurance that such approvals, including environmental approvals, will be obtained without inordinate delay or at all.

No Assurances of Titles, Boundaries or Surface Rights

The Company has investigated rights of ownership of all of the mineral properties in which it has an interest and, to the best of its knowledge, all agreements relating to such ownership rights are in good standing. However, all properties may be subject to prior claims or agreement transfers, and rights of ownership may be affected by undetected defects. While to the best of the Company’s knowledge, title to all properties in which it has the right to acquire an interest is in good standing, this should not be construed as a guarantee of title. Other parties may dispute title to the mining properties in which the Company has the right to acquire an interest. The properties may be subject to prior unregistered agreements or transfers or native land claims and title may be affected by undetected defects or the statutes referred to above.

Permits and Licenses

The operations of the Company may require licenses and permits from various governmental authorities. There can be no assurance that the Company will be able to obtain or maintain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects.

Acquisition Risks

From time to time the Company may examine opportunities to acquire additional mining assets and businesses. Any acquisition that the Company may choose to complete may be of a significant size, may change the scale of its business and operations and may expose it to new geographic, political, operating, financial and geological risks. The Company’s success in its acquisition activities depends on its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition and integrate the acquired operations successfully with those of the Company. Any acquisitions would be accompanied by risks which could have a material adverse effect on the Company’s business. For example: (i) there may be a significant change in commodity prices after the Company has committed to complete the transaction and established the purchase price or exchange ratio; (ii) a material ore body may prove to be below expectations; (iii) the Company may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise and maintaining uniform standards, policies and controls across the organization; (iv) the integration of the acquired business or assets may disrupt the Company’s ongoing business and relationships with employees, customers, suppliers and contractors; and (v) the acquired business or assets may have unknown liabilities which may be significant. In the event that the Company chooses to raise debt capital to finance any such acquisition, the Company’s leverage will be increased. If the Company chooses to use equity as consideration for such acquisition, existing shareholders may suffer dilution. Alternatively, the Company may choose to finance any such acquisition with its existing resources. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

Reliance on Key Personnel

The nature of the business of the Company, the ability of the Company to continue its development activities and to thereby develop a competitive edge in the marketplace depends, in a large part, on the ability of the Company to attract and maintain qualified key management personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract and retain such personnel. The development of the Company now and in the future, will depend on the efforts of key management figures, the loss of whom could have a material adverse effect on the Company. The Company does not currently maintain key-man life insurance on any of the key management employees.

International Conflict

Although the Company’s operations and properties are located in the US, the Company’s operations and financial performance may be affected by international conflicts. Any conflicts, imposition of sanctions, outbreak of war into other countries or regions or other escalation may have a material adverse effect on the Company’s operations due to, among other factors, the effect on the supply chain, diversion of resources to the conflict, and an increase in the Company’s costs for fuel and other supplies used to carry out its exploration activities. Metal prices continue being impacted by economic and geopolitical concern. Recent hostilities in the Middle East and Europe, and the accompanying international response, has been disruptive to the world economy, with increased volatility in commodity markets, including higher oil and gasoline prices, international trade and financial markets, all of which have a trickle-down effect on supply chains, equipment and construction. There is material uncertainty about the extent to which this conflict will continue to impact economic and financial affairs, as the numerous issues arising from the conflict are in flux and there is the potential for escalation of the conflict both within Europe, the Middle East and globally.

The Company continues to monitor the situation, although there is no assurance the Company’s operations will not be adversely affected by geopolitical tensions.

Adverse Economic Conditions

Any credit crisis and related instability in the global financial system, has had, and may continue to have, an impact on the Company’s business and the Company’s financial condition. The Company may face significant challenges if conditions in the financial markets do not continue to improve. The Company’s ability to access the capital markets may be severely restricted at a time when the Company wishes or needs to access such markets, which could have a materially adverse impact on the Company’s flexibility to react to changing economic and business conditions or carry on our operations.

Market events and conditions, including the disruptions in the international credit markets and other financial systems and the deterioration of global economic conditions have caused significant volatility in commodity prices. These conditions also caused a loss of confidence in global credit and financial markets and resulted in the collapse of, and government intervention in, major banks, financial institutions and insurers and created a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. The possibility of a global recession and attempts to control it may impact metals demand and prices. More recently, there has been mounting government debt in many western nations and significant volatility in the price of commodities. Further, the imposition of protectionist or retaliatory trade tariffs by countries may impact the Company’s ability to import materials needed to conduct its operations, construct its projects, or to export its products at prices that are economically feasible.

These events are illustrative of the effect that events beyond the Company’s control may have on commodity prices, demand for metals, availability of credit, investor confidence and general financial market liquidity, all of which may affect the Company’s business. Any or all of these economic factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, resulting in impairment losses. If such increased levels of volatility and market turmoil reoccur, the Company’s operations could be adversely impacted and the trading price of the Common Shares may be adversely affected.

Tariffs and Imposition of Other Restrictions on Trade

The Company’s ability to procure inputs and equipment required for its operations in Canada and the US, and access to markets for Canada and the US’s future products, may be subject to interruptions or trade barriers due to policies and tariffs or import/export restrictions of individual countries. The Company’s future products may also be subject to tariffs that do not apply to producers based in other countries which could result in changes to its customer base and disrupt the Company anticipated sales processes. Any disruption to current trade practices could have a material impact on the Company’s ability to procure inputs and equipment for its operations and projects and to market its future products. The Company is reviewing its exposure to the potential tariffs and alternatives to inputs sourced from suppliers that may be subject to the tariffs. There is uncertainty as to whether current tariffs will be enforceable or whether proposed or retaliatory tariffs will be implemented, the quantum of such tariffs, the goods on which they may be applied and the ultimate effect on the Company’s supply chain and costs. Other countries may also adopt other protectionist measures including tariffs, trade barriers and other protectionist or retaliatory measures that could limit the Company’s ability to procure goods and services either in response to the imposition of tariffs or otherwise. Such tariffs or retaliatory actions taken by governments could adversely impact the Company’s business, financial condition and profitability.

General

The Company is in the business of acquiring and developing uranium properties. Anfield is focused on continuing to advance its plans to create a vertically-integrated uranium entity.

Competitive Conditions

The trend indicators for nuclear energy and the uranium sector are positive and point towards sustained increases in the uranium price — as is now called for by many uranium analysts. Notably, Japan has restarted a number of reactors and is preparing for further re-starts, India has created a strategic uranium reserve, Europe is attempting to wean itself off of Russian oil and gas, and further energy-related sanctions as a result of Russia’s attack on Ukraine may spill over to uranium ore and enrichment services. Moreover, China’s move to align itself with Kazakhstan in order to secure a long-term source of uranium creates a greater risk that this material will not be available for western reactors. In addition, the global nuclear industry is moving forward strongly with 67 reactors currently being built, another 87 planned to come online in the next 10 years and hundreds further back in the pipeline. Finally, the US government has embraced nuclear as part of its green economy which is reflected in its recent legislation to facilitate the maintenance of nuclear reactors at risk of closing and the ongoing work related to the creation of a strategic Uranium Reserve as part of its comprehensive plans to revive the industry.

Nuclear power is increasingly being seen as essential in providing new baseload electricity and meeting greenhouse gas emission targets. These developments, combined with the shuttering of producing mines and deferment or abandonment of many uranium projects in the current low-price environment, has likely created a uranium shortfall in the near term. Anfield feels it is well positioned to benefit from the uranium market’s current prospects as it continues to advance its plans to create a vertically-integrated uranium entity.

Nevertheless, the mineral exploration and mining business is competitive in all phases of exploration, development and production. The Company competes with a number of other entities in the search for and acquisition of productive mineral properties. As a result of this competition, the majority of which may often be with companies with greater financial resources than the Company, the Company may be unable to acquire attractive properties in the future on terms it considers acceptable. The Company also competes for financing with other resource companies, many of which have greater financial resources and/or more advanced properties.

The Company’s ability to acquire properties depends on its success in developing the Company’s present properties and its ability to select, acquire and bring to production suitable properties or prospects for mineral development. Factors beyond the Company’s control may affect the marketability of minerals mined or discovered by the Company. See “Risk Factors” in this AIF for information regarding the impact that competitive conditions may have on the Company’s business.

Specialized Skills and Knowledge

All aspects of the Company’s business require specialized skills and knowledge. Such skills and knowledge include the areas of geology, drilling, logistical planning and implementation of exploration programs and regulatory, finance and accounting. The Company relies upon its management, employees and various consultants for such expertise.

Mineral Price and Economic Cycles

The mining business is subject to mineral price cycles. The marketability of minerals and mineral concentrates is also affected by worldwide economic cycles. Uranium markets are affected by global economic conditions. Fluctuations in supply and demand in various regions throughout the world are common.

Economic Dependence

The Company’s business is dependent on the development and operation of uranium properties. The Company is not dependent on any sole contract to sell a major part of the Company’s products or services or to purchase a major part of the Company’s requirements for goods, services or raw materials, or on any franchise or licence or other agreement to use a patent, formula, trade secret, process or trade name upon which the Company’s business depends.

Bankruptcy and Similar Procedures

There are no bankruptcies, receivership or similar proceedings against the Company, nor is the Company aware of any such pending or threatened proceedings. The Company has not commenced any bankruptcy, receivership or similar proceedings during the Company’s history.

Reorganizations

There have been no corporate reorganizations of the Company.

Foreign Operations

The Company’s properties are located in the United States. The Company holds mining claims and leases in Utah, Colorado, New Mexico and Arizona.

Employees

As at December 31, 2024, the Company had two full-time employees working in Canada and three full- time employees working in the United States.

Environmental Protection

The Company’s operations are subject to various government laws and regulations concerning safety and environmental protection.

Social or Environmental Policies

The Company aims to minimize the impact of its operations on both local communities and the environment. The Company takes its responsibilities seriously to protect the environment, to conduct business based on high ethical standards and to make a positive difference in the communities in which it operates.

TECHNICAL INFORMATION

Anfield is engaged in the acquisition and development of uranium assets in the United States. Anfield’s assets include: (i) the West Slope Project, located in Colorado; (ii) the Velvet-Wood Project, including the Shootaring Canyon Mill, both located in Utah; (iii) the Slick Rock Project, located in Colorado; and (iv) surface stockpiles containing approximately 370,000 pounds of uranium. The Company’s assets have been chosen for their production potential and location in a safe and politically-stable jurisdiction.

Management of the Company considers the West Slope Project, Velvet-Wood Project, Slick Rock Project and the Shootaring Canyon Mill to be the material properties of the Company.

Readers are cautioned that mineral resources are considered too speculative to have the economic considerations applied that would enable classification as mineral reserves.

The West Slope Project

The 2022 Mineral Resource Technical Report entitled “US DOE Uranium/Vanadium Leases JD-6, JD-7, JD-8, and JD-9 Montrose County, Colorado, USA” and dated April 10, 2022 (the “2022 Technical Report”), which refers to the four core DOE leases of the nine which make up the West Slope Project, was prepared by Douglas L. Beahm, P.E., P.G., Carl Warren, P.E., P.G. and Joshua Stewart, P.E., P.G. of BRS, Inc., all of whom were independent qualified persons (“QPs”) for the purposes of NI 43-101 at the time the 2022 Technical Report was prepared. Technical reports for the remaining five DOE leases, which do not share common geography or development plans, have not been prepared.

The summary section from the 2022 Technical Report is reproduced below in its entirety. The 2022 Technical Report is available on the Company’s SEDAR+ profile at www.sedarplus.ca and is incorporated by reference herein. Capitalized terms used but not defined in the following summary have the meanings ascribed thereto in the 2022 Technical Report.

Project Overview

The West Slope Project is located within the Uravan Mineral District of southwestern Colorado, approximately 10 miles west of Naturita, Colorado, within Sections 16 to 22, 29, 30, T46N, R17W, 6th P.M., of Montrose County, Colorado. The West Slope Project consists of four adjacent DOE Mineral Leases, JD-6, JD-7, JD-8, and JD-9, that were previously developed and mined by Cotter Corporation from the late 1970s to early 2000s. All the four leases experienced underground mining activity over the 30-year period. In addition, the JD-7 lease also had significant open pit stripping performed to within less than 100 feet of the top of mineralization. Mineral resource estimates for the four leases, JD-6, JD-7, JD-8, and JD- 9, were completed for and are the subject of this Technical Report.

The uranium mineralization is present as uranium oxides and uranium/vanadium mineral assemblages. Mineralization is sandstone-hosted, and channel-bound into tabular and lenticular deposits within the Salt Wash member of the Jurassic Morrison Formation.

Uranium and Vanadium have been previously recovered from these deposits primarily by random room and pillar underground mining methods. The mined material was processed through Cotter Corporation’s Canon City mill, a conventional acid leach uranium/vanadium mill.

Project Description and Ownership

The current West Slope Project includes four contiguous DOE leases: JD-6, JD-7, JD-8, and JD-9.

●	JD-6 Lease (DE-RO01-19LM0254: effective July 6, 2020)

●	Consists of 325 acres, located within Sections 21 and 22, T46N, R17W, 6th P.M.

●	JD-7 Lease (DE-RO01-19LM0255: effective July 6, 2020)

●

Consists of 320 acres of the main mineable lease and an adjacent lease, JD-7A, which is intended for placement of overburden extracted from the open-pit. The Lease is located within Sections 16, 17, 21, and 22, T46N, R17W, 6th P.M.

●	JD-8 Lease (DE-RO01-19LM0256: effective July 6, 2020)

Consists of 813 acres, located within Sections 18, 19, and 20, T46N, R17W, 6th P.M.

•	JD-9 Lease (DE-RO01-19LM0257: effective July 6, 2020)

Consists of 897 acres, located within Sections 19, 29, and 30, T46N, R17W, 6th P.M.

Development Status

The DOE leases have been previously mined. From the 1950s to early 2000s, extensive mineral exploration by drilling defined significant uranium and vanadium resources on the four leases. Considerable mine- related infrastructure was built by Cotter Corporation on the leases, including adits and underground stopes, an open-pit, and associated underground and surface infrastructure. More than 1.3 million pounds of uranium (U3O8) and 6.6 million pounds of vanadium (V2O5) were produced from the leases and adjacent lode mining claims (Behre Dollbear, 2007).

History

The DOE leases were first made available to mining companies in the 1950s, following exploration by the US Geological Survey (USGS) on behalf of the US Atomic Energy Commission (US AEC, now DOE). Extensive exploration by drilling was completed by the mining companies and extensive uranium and vanadium mineralization was delineated. Underground mining was completed on each of the leases, with an open pit partially developed on the JD-7 lease, where stripping of overburden ceased prior to reaching the mineralized deposits.

Table 1.1 summarizes the past production on the leases. Note: the production totals for each lease includes that extracted from adjacent, unpatented lode mining claims as the individual totals were not separated in the historical records.

Table 1.1 Historical Mineral Production on the DOE Leases

DOE Lease and Lode Mining Claims	Acres	Past Production Leases & Claims (Pounds U3O8) (Pounds V2O5)
		1977-2002	2003-2006	Total

JD-6	325	279,902	68,223	348,125

Mineral Joe claims	120	1,910,463	396,630	2,307,093

JD-7	320

JD-7A,	120	46,280	-	46,280

Palmer Ranch	240	125,410	-	125,410

Sugar claims	120

JD-8	813	-	35,704	35,704

Doagy, Opera Box claims	35	-	151,501	151,501

JD-9	897	128,584	98,127	226,711

Lasso claims	40	701,553	512,433	1,213,986

Project Total		454,766	202,054	656,820

2,737,426	1,060,564	3,797,990

Source: Behre Dolbear, 2007

On February 20, 2020, Anfield signed a binding agreement with Cotter, whereby Cotter issued a Letter of Credit as required by applicable government entities to facilitate Anfield obtaining Replacement Surety Bonds (“Bonds”) for US$2,400,000 (Principal) in connection to the DOE leases (including 6 others in the greater area). On or before the one-year anniversary of the agreement date, Anfield was required to pledge sufficient security under the Bonds to obtain the release of the Letter of Credit and pay US$360,000, equal to 15% of the principal owed to Cotter. During the six months ended June 30, 2021, Anfield lifted the Letter of Credit issued by Cotter by making a cash collateral payment of US$1,200,000 to cover the entirety of the reclamation bond amount and US$360,000 payment for the Replacement Fee.

On March 1, 2019, Anfield reported the acquisition of nine, past-producing DOE uranium/vanadium leases in southwestern Colorado, and the Charlie in-situ project in northeastern Wyoming, from Cotter Corporation, a wholly owned subsidiary of General Atomics. The subject DOE leases in this report, JD-6, 7, 8, and 9, were included in this transaction. Cotter received 11,051,775 Shares. Cotter retained a royalty in the amount of 15% on uranium and vanadium produced form the DOE leases including, JD-6, 7, 8, and 9. In addition to the Cotter royalties, the DOE leases are subject to yearly royalty, and a production royalty of mined material (per dry ton), payable to the DOE and varies by lease as summarized in Table 1.2.

Table 1.2 DOE Lease Annual Payments and Royalties

Lease No.	Yearly Royalty Payment	Royalty bid payments due upon mining

JD-6 (DE-RO01-19LM70254)	$28,300	19.92%

JD-7 (DE-RO01-19LM70255)	$87,100	16.86%

JD-8 (DE-RO01-19LM70256)	$13,600	15.02%

JD-9 (DE-RO01-19LM70257)	$21,800	16.26%

The annual royalty payments shall be credited against the royalty bid payments upon successful mineral extraction from the individual leases.

Regulatory Status

Current permitting status is active for each of the four leases, with 3 years to perform final reclamation. The Company currently inspects each of the leases on a weekly basis, as required by the lease agreements. Monthly stormwater inspections are conducted on the four leases, with precipitation data collected at the JD-7 and JD-9 rain gauge monitoring sites. Quarterly monitor wells samples are collected at the JD-9 lease. Quarterly lysimeter readings are collected at JD-6, JD-8, and JD-9 leases. Quarterly water depth readings on vent holes are completed at the JD-7 and JD-9 leases.

Geology

The host for known uranium mineralization, present as uranium and vanadium oxides, is sandstone-hosted and channel-bound tabular and lenticular deposits within the Salt Wash member of the Jurassic Morrison Formation. The uranium and vanadium bearing minerals occur as fine-grained coatings in detrital grains filling pore spaces between the sand grains and replacing carbonaceous material and some detrital grains (Weeks et al., 1956).

Indicated Uranium Mineral Resources

For this technical report, data was available for 2,198 drill holes, totaling approximately 1,250,370 feet drilled. Mineral resources were estimated using the Grade times Thickness (GT) Contour method. The primary data modeled used were uranium equivalent grades as determined by downhole geophysical logging and reported as eU3O8. A radiometric disequilibrium factor of 1 was applied to the resource estimate. The minimum uranium grade included in the estimate was 0.05% eU3O8. Mineral resources are reported at a minimum grade thickness (GT) value of 0.30.

While no formal economic evaluation, PEA, Preliminary Feasibility Study (“PFS”), or Feasibility Study has been completed and while mineral resources are not mineral reserves and do not have demonstrated economic viability, reasonable prospects for future economic extraction were applied to the mineral resource estimate herein through consideration of grade and GT cutoffs and by screening out areas of isolated mineralization which would not support the cost of conventional mining under current and reasonably foreseeable conditions.

The drill spacing in most areas is sufficient to support a higher level of mineral resource classification, however, due to the historical nature of the drill data with no recent confirmatory drilling, the uranium mineral resource estimates reported here are considered Indicated Mineral Resources. Estimated Indicated Mineral resources for uranium are reported at a GT cutoff of 0.30 with a minimum grade of 0.05% eU3O8 as summarized on Table 1.3 which follows. Detailed estimates for each area are provided in Section 14.

Table 1.3 Total Indicated Mineral Resources Uranium

Uranium Indicated Mineral Resource	GT Cutoff (ft%)	AVG. Thickness (ft)	AVG. Grade (%eU3O8)	Tons	Pounds (eU3O8)
JD6 Lease	0.3	2.9	0.229	52,000	238,000
JD7 Lease	0.3	5.9	0.196	865,000	3,385,000
JD8 Lease	0.3	4.0	0.197	306,000	1,202,000
JD9 Lease	0.3	4.4	0.193	144,000	556,000
Mineral Resource	0.3	5.2	0.197	1,367,000	5,381,000

*Pounds and tons as reported are rounded to the nearest 1,000

Inferred Vanadium Mineral Resources

Vanadium grade was estimated using the historical results of mining and comparative review of the limited number of intercepts assayed for vanadium content for each of the lease tracts. In general, the ratio of vanadium to uranium (V:U) in the Uravan mineralized deposits is typically 5:1 to 7:1. Past production from the JD6 through JD9 leases shows a V:U ratio of 5.8:1 Vanadium resources were estimated using a more conservative 5:1 ratio.

It was industry practice when these leases were developed to estimate vanadium mineral resources and control vanadium grade during mining based on the uranium grade with only limited vanadium assays. Whereas there are limited vanadium assays available for vanadium mineral resource estimation, the mineral resource estimate is considered as an inferred mineral resource for vanadium.

Table 1.4 provides a summary of inferred vanadium mineral resources based on the uranium grade and GT cutoffs and reasonable prospects for economic extraction applied to the estimated uranium mineral resource.

Table 1.4 Total Inferred Mineral Resources Vanadium

Vanadium Inferred Mineral Resource	AVG. Grade %V2O5	Tons	Pounds (V2O5)
JD6 Lease	1.147	52,000	1,189,000
JD7 Lease	0.979	865,000	16,923,000
JD8 Lease	0.985	306,000	6,012,000
JD9 Lease	0.963	144,000	2,782,000
Mineral Resource	0.984	1,367,000	26,906,000

*Pounds and tons as reported are rounded to the nearest 1,000

Summary of Risks

It is the authors’ opinion that the risks associated with this project are moderate as there has been past mining on the leases and the mine workings generally remain open and accessible. In addition, mining permits are in place although they would need to be updated. However, there are risks similar in nature to other mining projects in general and uranium mining projects specially, i.e., risks common to mining projects include:

•	risks associated with mineral reserve and resource estimates, including the risk of errors in assumptions or methodologies;
•	risks associated with estimating mineral extraction and recovery, forecasting future price levels necessary to support mineral extraction and recovery;
•	uncertainties and liabilities inherent to conventional mineral extraction and recovery;
•	geological, technical and processing problems, including unanticipated metallurgical difficulties, less than expected recoveries, ground control problems, process upsets, and equipment malfunctions;
•	risks associated with labor costs, labor disturbances, and unavailability of skilled labor;
•	risks associated with the availability and/or fluctuations in the costs of raw materials and consumables used in the production processes;
•

risks associated with environmental compliance and permitting, including those created by changes in environmental legislation and regulation, and delays in obtaining permits and licenses that could impact expected mineral extraction and recovery levels and costs; and

•	actions taken by regulatory authorities with respect to mineral extraction and recovery activities.

The West Slope Project should anticipate some specific risks as follows.

•

Based on the experience of other proposed mines in the Uravan district, some level of public opposition given its geographical location. However, Anfield controls the Shootaring Canyon Mill near Ticaboo, Utah. The mill has a source material license from the State of Utah. The mill would require updating and revision of permits to allow operations and the mill would require refurbishment, but it is considered reasonable to presume mined material from the West Slope Project could ultimately be processed at Ticaboo.

•	The combined royalty burden from both Cotter and the DOE is considered excessive in comparison to typical industry practice and may inhibit the development of the West Slope Project.

Recommendations

The recommended project development program, summarized in Section 26, includes collection of core samples from select areas across the project in a manner representative of the overall resource area and/or complete test mining to obtain a bulk sample of mineralized material.

•	Analyze the samples for uranium, vanadium, and radium to evaluate disequilibrium and the ratio of vanadium to uranium.
•	Complete bench scale testing of mechanical sorting of the mined material prior to mineral processing to upgrade the mined material.
•	Complete bench scale metallurgical testing of the bulk sample for anticipated mill processing alternatives including conventional milling, vat and heap leaching.
•	Completion of a PEA or PFS.

Total estimated expenditures of $750,000 (US dollars)

The Shootaring Canyon Mill, Velvet-Wood Project and Slick Rock Project

The 2023 combined Velvet-Wood Project and Slick Rock Project PEA entitled “The Shootaring Canyon Mill and Velvet Wood and Slick Rock Uranium Projects, Preliminary Economic Assessment” and dated May 6, 2023 (the “2023 PEA”), was authored by Douglas L. Beahm, P.E., P.G. Principal Engineer, Harold H. Hutson, P.E., P.G. and Carl D. Warren, P.E., P.G., of BRS, Inc., and Terence P. (Terry) McNulty, P.E., D. Sc., of T.P. McNulty and Associates Inc., all of whom were independent QPs for the purposes of NI 43- 101 at the time the 2023 PEA was prepared.

The summary section from the 2023 PEA is reproduced below in its entirety. The 2023 PEA is available on the Company’s SEDAR+ profile at www.sedarplus.ca and is incorporated by reference herein. Capitalized terms used but not defined in the following summary have the meanings ascribed thereto in the 2023 PEA.

Shootaring Canyon Mill

The Shootaring Canyon Mill is one of only three licensed, permitted and constructed conventional uranium mills in existence in the United States, with the other two held by Rio Tinto Group and UEC (Sweetwater) and Energy Fuels (White Mesa). Located approximately 48 miles (77 kilometres) south of Hanksville, Utah, the Shootaring Canyon Mill is a conventional acid-leach facility that is permitted to process up to 750 tonnes of ore per day, with a capacity to process up to 1,000 tonnes per day. The mill was built in 1980 and during its period of operation it processed and sold 27,825 pounds of triuranium octoxide. It ceased operation with the collapse of the uranium price in the early 1980s.

2023 PEA – Summary

Project Overview

Velvet-Wood Overview

The Velvet and Wood mine projects are located within the Lisbon Valley physiographic province in San Juan County, Utah, as shown in Figure 1.1 and 1.2. The Velvet mine produced a reported 400,000 tons of ore containing some 4.2 million pounds of uranium (U3O8) and 4.8 million pounds of vanadium (V2O5) (Chenoweth, 1990).

Slick Rock Project Overview

The Slick Rock property is located in the southern end of the Uravan mineral belt of the Colorado Plateau physiographic province and at the southeastern edge of the Paradox fold and fault belt in the proximal Disappointment syncline as shown on Figures 1.1 and 1.2. The Slick Rock District is also a past producer with reported production of 2,236,723 pounds of uranium (U3O8) and 13,941,457 pounds of vanadium (V2O5) (Chenoweth, 1990).

Shootaring Canyon Mill Overview

For the purposes of this PEA, it is assumed that mineral processing will take place at Anfield’s mineral processing facility, the Shootaring Canyon Mill, which lies approximately 180 miles from the Velvet-Wood mine area and approximately 200 miles from the Slick Rock mine area, following existing roads as shown on Figure 1.1.

Figure 1.1 - Overall Project Location Map

Figure 1.2 - Velvet-Wood and Slick Rock Location and Access Map

190
195
200
205
210
155
150
145
140
UTAH
COLORADO
Little Gypsum Valley
Dry Valley
Island Mesa
Naturita Ridge
VELVET-WOOD PROJECT AREA
Lower Lisbon Valley
Grassy Hills
Harts Draw
SLICK ROCK PROJECT AREA
West Summit
Horse Range Mesa
Big Gypsum Valley
Dry Creek Basin
East Canyon
Highway 191
East Summit
Disappointment Valley
Highway 141
Spring Creek Basin
Monticello
Dolores Canyon
Highway 491
N
Cedar Point
Bug Point
0 2.5 5 7.5 10 Miles
Esri, HERE, Garmin, SafeGraph, FAO, METI/NASA, USGS, Bureau of Land Management, EPA, NPS

Project Description and Ownership

Velvet-Wood Project Description and Ownership

The Velvet area is located in San Juan County, Utah, approximately 31 miles from Monticello, Utah, in Township 31 South, Range 25 East, Sections 2, 3, 4 and 10, at Latitude 38° 07’ 00” North and Longitude 109° 09’ 00” West. The Wood area is located in Township 31 South, Range 26 East, Sections 6 and 7 and Township 31 South, Range 25 East, Sections 1, 11, and 12 at Latitude 38° 08’ 00” North and Longitude 109° 06’ 00” West. The Velvet-Wood Project ownership includes unpatented mining claims and a State of Utah mineral lease totaling approximately 2,166 acres related to the Velvet and Wood mine areas.

Slick Rock Project Description and Ownership

The Slick Rock Project is located in San Miguel County, Southwest Colorado, approximately 23.9 miles north of the town of Dove Creek, Colorado and east of the Dolores River in the Slick Rock District of the Uravan mineral belt. The approximate geographic center of the property is Latitude 38° 2’ 51.7” North, Longitude 108° 51’ 42.3” West.

Anfield entered into a definitive agreement to acquire Slick Rock Property from Uranium Energy Corp. in an asset swap transaction on April 21, 2022. The Slick Rock Project is comprised of 268 mineral lode claims included in this report and encompasses an area of approximately 4,976 acres or 7.8 square miles as shown in Figure 4.2. Certain claims within the block are subject to 1% to 3% royalties of net uranium and vanadium production.

Shootaring Canyon Mill Description and Ownership

The Shootaring Canyon Mill is located in Garfield County Utah approximately 52 miles south of Hanksville, Utah in Township 36 South, Range 11 East, Sections 3 and 4 and Township 35 South, Range 11 East, Sections 33 and 34 at approximate Latitude 37° 43’ 00” North and Longitude 110° 41’ 00” West. The Shootaring Canyon Mill is located on lands which are split estate, with the surface estate being fee land held by Anfield, and the mineral estate being Utah State Trust Land held by Anfield through two mineral leases totaling approximately 905 acres of surface and mineral fee lands.

Development Status

Velvet-Wood Project Development Status

A portion of the Velvet area has been mined by underground mine methods. The mined material from this area was transported to the Atlas mill in Moab, Utah for conventional processing. A mine permit is held for the Velvet mine. Re-opening of the Velvet mine would require updating of the mine permit as well as additional permits as subsequently discussed. Access from the former mine operations remain in place. The upper portion of the decline and portal has been closed by backfill and the vent shafts capped at the surface. It is the authors’ opinion that the decline and vents can be re-opened; however, underground conditions are unknown.

The Wood area has not been mined. Site access and drill roads which were not already pre-existing were established under this exploration permit.

Slick Rock Project Development Status

The Burro No. 3, 5, and 7 Mines were historically operated adjacent to the Slick Rock Project and within the northwest corner of the Slick Rock Project Area. These mines were operated as underground random room and pillar mines through the early 1980s. No access agreement currently exists to access the Slick Rock Project through the Burro Mines. This PEA is based on the sinking of new mine shafts to access the mineral resources at the Slick Rock Project.

Shootaring Canyon Mill Development Status

The Shootaring Canyon Mill has a Radioactive Materials License (RML) that is administrated by the UDEQ- DWMRC. This license currently authorizes possession of byproduct material (tailings and other milling wastes) and reclamation activities only. A license amendment to return to operational status is needed as are capital improvements, as subsequently discussed in this report.

History

Velvet-Wood Project History

The Velvet-Wood mineral holdings have gone through a succession of ownership. Anfield purchased the Velvet-Wood mine along with other conventional uranium assets from Uranium One including the Velvet-Wood Project in August 2015.

The Velvet-Wood Project, as discussed herein, consists of two areas which were historically held by separate companies. The Velvet area was held by Atlas Minerals who mined portions of the mineralization. The Wood area was held during a similar time frame by Uranerz. Uranerz drilled 120 rotary holes from 1985 through 1991 and outlined the current Wood mineral resource area (Chenoweth, 1990). The Wood area as described in this report was drilled but not mined.

Slick Rock History

Surficial to shallow uranium/vanadium mineralization has been known in the Slick Rock area since the early 1900s (then called the McIntyre district). First mined for radium and minor uranium until 1923, numerous companies sporadically operated small scale mining and processing facilities along the Dolores River. In 1931, a mill was constructed by Shattuck Chemical Co. to process vanadium ore. In 1944, the area was worked by the Union Mines Development Corp. for uranium/vanadium ore.

By December of 1955, Union Carbide Nuclear Corp. (UCNC) had drilled out a sufficient resource on the north side of Burro Canyon and began sinking three shafts. In December 1957, the shaft sinking was complete on the Burro No. 3, 5, and 7 mines to total depths of 408 feet, 414 feet, and 474 feet, respectively. In the same year, initial ore shipments were made to UCNC’s concentrating mill at Slick Rock.

Anfield entered into a definitive agreement to acquire Slick Rock Property from Uranium Energy Corp. in an asset swap transaction on April 21, 2022. The Slick Rock Project is comprised of 268 mineral lode claims and encompasses an area of approximately 4,976 acres or 7.8 square miles. Certain claims within the block are subject to 1% to 3% royalties of net uranium and vanadium production.

Shootaring Canyon Mill History

The Shootaring Canyon Mill was licensed and constructed by Plateau Resources and has had a succession of owners including US Energy and Uranium One prior to Anfield’s acquisition. The mill was constructed by Plateau Resources and operated briefly in 1982. The mill has not been decommissioned and has been under care and maintenance since cessation of operations.

Anfield purchased the Shootaring Canyon Mill along with other conventional uranium assets from Uranium One including the Velvet-Wood Project in August 2015.

Regulatory Status

Permitting for the Velvet-Wood Project and the Slick Rock Project mining operations and the reactivation of the Shootaring Canyon Mill requires various approvals from the state of Utah, the US Bureau of Land Management, and other agencies including but not limited to the following.

Major actions needed include:

•	Reactivation of the mill
o	The existing Source Material License, UT0900480, issued by UDEQ/DRC, requires an amendment to convert from the current care and maintenance status to operational status.
o

A mill reactivation plan has been submitted to the State of Utah’s Department of Environmental Quality (UDEQ). The application includes both substantial designs for the rehabilitation of the mill and a basis for amending the mill license and a reclamation design for the mill tailings.

o	The mill is being maintained along with all additional permits and licenses and required environmental monitoring programs.
•	Velvet-Wood Mine
o

The existing Large Mine Permit, UTU68060, issued by DOGM and the Plan of Operations issued by BLM require an amendment to convert from current care and maintenance status of operational status and to include the Wood portion of the mine.

o	The existing ground water discharge permit, UGW170003, issued by UDEQ/WQD will require amendment. If uranium is recovered from the ground water this would require licensing action by UDEQ/DRC.

•	Slick Rock Mine
o	A new Large Mine Permit and Plan of Operations is required to be issued by CMLRB and BLM, respectively.
o	If it were necessary to recover uranium onsite from ground water treatment in order to meet discharge permit requirements, a source materials license from CDPHE would be required.
•	Permits common to all operations.
o	Air quality permits.
o	Water quality permits, storm water discharge (construction and operations).
o	Monitor well permits.
o	Water rights for consumptive use.
o	Federal Mine Safety for mine and mill under the Mine Safety and Health Administration (MSHA).

Geology and Mineralization

Velvet-Wood Project Geology

The Velvet-Wood Project is located in the Lisbon Valley uranium district which was the largest uranium producing district in Utah. The Lisbon Valley or Big Indian Wash District produced 5 times as much uranium as any other district in Utah from the period of 1948 through 1988 totaling some 77,913,378 pounds U308 at an average grade of 0.30 % U308 (Chenoweth, 1990). Uranium mineralization in the Velvet and Wood areas is found in sandstone units within the Cutler Formation. The sandstones are fluvial arkose that has been bleached. The mineral deposits are irregular tabular bodies (Denis, 1982) located at the base, at the top, or close to pinch-outs of the sandstone bodies (Campbell and Mallory, 1979). The major producing zone in the Cutler occurs near the unconformity between the Cutler and the overlying Chinle Formation.

Slick Rock Project Geology

Uranium/vanadium mineralization is hosted by the Upper Jurassic Morrison Formation and is typical of Colorado Plateau-style uranium/vanadium deposits. Past production came from the upper or third-rim sandstone of the Salt Wash member of the Morrison Formation. This is the target host for uranium/vanadium mineralization within Anfield’s Slick Rock Project area.

Uranium and vanadium-bearing minerals occur as fine-grained coatings in detrital grains filling pore spaces between the sand grains and replacing carbonaceous material and some detrital grains (Weeks et al., 1956). The primary uranium minerals are uraninite (UO2) with minor amounts of coffinite (USiO4OH). Montroseite (VOOH) is the primary vanadium mineral, along with vanadium clays and hydromica. Metal sulfides occur in trace amounts. Mineralization occurs within tabular to lenticular bodies that are peneconcordant within sedimentary bedding. Mineralization may also cut across sedimentary bedding to form irregular shapes.

Exploration and Drilling Status

Velvet-Wood Project Exploration and Drilling

Drill data is available for a total of 325 drill holes. Of this total 268 drill holes are of a historic nature and 57 were completed by Uranium One in the 2007/2008 time period. Relevant data including geophysical and lithological logs are available for both recent and historic drilling. 46% of the drill holes encountered uranium mineralization in excess of the recommended cutoff criteria, an additional 41% showed low grade to trace mineralization, and the remaining drill holes were barren and/or not completed to the host horizon.

Slick Rock Exploration and Drilling

A total of 312 drill holes are available for the Slick Rock Project area. All of the drill holes are considered historic. Of this total, 27 holes have location data but no additional data associated with them. These 27 holes were excluded from the resource modeling. The remaining 285 holes contain 346 unique intercepts. Anfield has recently commenced a 20-hole drill program at Slick Rock in order to verify – and potentially expand – the current resource.

Mineral Resource Summary

This report summarizes mineral resource for the Velvet-Wood Project and Slick Rock Project mines with mineral processing at common facility, the Shootaring Canyon Mill. A detailed description of the mineral resource estimation methodology and results is provided in Section 14. Mineral resources have been estimated for both uranium and vanadium as the mineralization occurs primarily as uranyl-vanadates, and the refurbishment of the Shootaring Canyon Mill will include a vanadium circuit to recover the vanadium as a co-product with the uranium.

The total estimated uranium mineral resources are summarized in Table 1.1. The associated vanadium mineral resource which will be mined as a co-product is summarized in Table 14.2.

Table 1.1 - Velvet-Wood Project & Slick Rock Project Uranium Mineral Resource Summary*

Area/Classification	GT Cutoff	Pounds eU3O8	Tons	Average Grade %eU3O8
TOTAL MEASURED AND INDICATED MINERAL RESOURCE URANIUM	0.25 – 0.50	4,627,000	811,000	0.29
TOTAL INFERRED MINERAL RESOURCE URANIUM	0.25 – 0.40	8,410,000	1,836,000	0.24

*Numbers rounded

Table 1.2 - Velvet-Wood Project & Slick Rock Project Vanadium Mineral Resource Summary*

Area/Classification	GT cutoff (Based on Uranium)	V:U Ratio	Pounds V2O5	Tons	Avg Grade %V2O5
TOTAL INFERRED MINERAL RESOURCE VANADIUM	0.25-0.50	4.2	54,399,000	2,647,000	1.03

*Numbers rounded

While mineral resources are not mineral reserves and do not have demonstrated economic viability, reasonable prospects for future economic extraction were applied to the mineral resource estimates herein through consideration of grade and GT cutoffs as well as mineralization proximity to existing and proposed conceptual mining. As such, economic considerations were exercised by screening out areas which were below these cutoffs or of isolated mineralization and thus would not support the cost of conventional mining under current and reasonably foreseeable conditions.

Preliminary Economic Assessment

Project cost estimates are based on a conventional random room and pillar underground mine operation at the Velvet-Wood Project and Slick Rock Project mine areas. Mined material would be hauled by truck to the Shootaring Canyon Mill approximately 180 miles from Velvet-Wood and 200 miles from Slick Rock.

The mill would be fully refurbished and would process mined material for both uranium and vanadium recovery.

All costs are estimated in constant 2022 US Dollars. Operating (OPEX) and Capital (CAPEX) costs reflect a full and complete operating cost going forward including all pre-production costs, permitting costs, mine costs, and complete reclamation and closure costs for of the mine and mineral processing facility. CAPEX does not include sunk costs or acquisition costs.

Commodity prices used in this PEA are discussed in Section 19 and are $70 per pound for uranium oxide and $12 per pound for vanadium pentoxide.

An investigation and design study for the reactivation of the Shootaring Canyon Mill was commissioned by Anfield who engaged PSE of Salt Lake City, Utah for this study. The PSE study provided substantial designs for the rehabilitation of the mill, provided a basis updating the mill license, and considered options for increasing the mill throughput.

Mine design and permitting for the Velvet-Wood Project and Slick Rock Project mines are also ongoing. It is recommended that this PEA be revised following completion of this investigation and study.

Mining and mineral recovery methods are described in Sections 16 and 17, respectively. Capital and operating costs, CAPEX and OPEX, are discussed in Section 21.

•	Total initial CAPEX, not including current and sunk costs, is estimated at $122.3 million USD (refer to table 21.1).
•	Total weighted average OPEX is estimated at $244 USD per ton mined and processed (refer to Table 21.3).
•	The total cost per ton to produce saleable uranium and vanadium products is estimated at $290 USD per ton. This compares to an estimated gross value of $741 USD per ton (refer to Table 21.3).

For the purposes of this PEA, it was assumed that the Shootaring Canyon Mill would be refurbished to its original 750 tons per day capacity and a vanadium recovery circuit would be added. The PEA considers simultaneous mine feed from the Velvet-Wood Project decline and two production shafts at the Slick Rock Project. Given the selective nature of the mining and the geometry of the mineralization, three production centers are needed to meet the mill tonnage capacity. Referring to the cash flow model Table 22.4, the currently defined mineral resource at Velvet-Wood would be mined out in 8 years while production from the two shafts at Slick Rock Project would continue for 15 years. Thus, additional mill tonnage capacity would be available beginning in year 9. Additional mill feed could be sourced as captive feed from other Anfield mineral resource holdings in the Colorado Plateau or from mineral resource holdings of others under toll milling agreements.

The base case is based on commodity prices of $70 per pound for uranium oxide and $12 per pound for vanadium pentoxide with respective mill recoveries of 92% and 75%, respectively. The base case economic evaluation shows:

•	Pre-tax IRR 40%
•	Post-tax IRR 33%
•	Pre-Tax NPV (8% discount rate) $238,398 $US x 1,000
•	Post-Tax NPV (8% discount rate) $196,768 $US x 1,000

Breakeven with respect to commodity price occurs when the base case commodity prices are reduced by 40% to $42/lb and $7.20/lb, respectively.

This project, like all similar projects, is quite sensitive to commodity prices as shown in Figures 1.31 and 1.4 for pre and post income tax NPV, respectively.

Figure 1.3 – NPV Price Pre-Tax Sensitivity Chart

Figure 1.4 – NPV Price Post-Tax Sensitivity Chart

This is a restricted disclosure as allowed under section 2.3(3) of NI 43-101 which includes a PEA and is preliminary in nature such that it includes a portion of the inferred mineral resources as reported in Section 14 of the report. Mineral resources are not mineral reserves and do not have demonstrated economic viability in accordance with CIM Standards. Inferred mineral resources are too speculative to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the outcomes estimated in the PEA will be realized.

Summary of Risks

The authors are not aware of environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors not stated herein which would materially affect the mineral resource estimates or the results of the PEA. To the authors’ knowledge there are no other significant factors that may affect access, title, or the right or ability to perform work on the property, provided the conditions of all mineral leases and options and relevant operating permits and licenses are met. A summary of risks follows, categorized in terms of economic, technical, and permitting and licensing risks.

Economic Risks:

This report includes disclosure permitted under Section 2.3(3) of NI 43-101 as the PEA includes a portion of the inferred mineral resources reported in Section 14 of the report. Mineral resources are not mineral reserves and do not have demonstrated economic viability. A PFS is required, at a minimum, to demonstrate the economic viability of the measured and indicated mineral resources and qualify an initial estimate of mineral reserves.

The PEA is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the PEA will be realized.

Technical Risks:

It is the authors’ opinion that the technical risks associated are low for the following reasons:

●	Portions of deposit have been successfully mined in the past.
●	Uranium has been successfully extracted from mined material via conventional milling.
●	The Velvet-Wood Project and the Slick Rock Project have some of the required operating permits and facilities in place.

The Velvet-Wood Project and Slick Rock Project do have some risks similar in nature to other mining projects in general and uranium mining projects specially, i.e., risks common to mining projects including:

●	Future commodity demand and pricing.
●	Environmental and political acceptance of the project.
●	Variance in capital and operating costs.
●	Mine and mineral processing recovery and dilution.
●	Continuity of mineralization with respect to thickness and grade may vary.
●	Mining claims are subject to the Mining Law of 1872. Changes in the mining law could affect the mineral tenure.
●	There is a risk that underground conditions at the Velvet Mine and/or the Slick Rock Mine may limit access to mineral resources.

The authors are not aware of environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors which would materially affect the mineral resource estimates, provided the conditions of all mineral leases and options, and relevant operating permits and licenses are met.

Permitting and Licensing Risks:

●

The BLM could require updated baseline environmental studies and initiate the National Environmental Policy Act (NEPA) process if the updated mine plan deviates significantly from the scope of the currently approved but outdated plan. This could have substantial cost and schedule impacts, as discussed in Section 20.

●

The Colorado Department of Health and/or Utah Department of Environmental Quality - Division of Waste Management and Radiation Control could require a Source Materials License if mine dewatering treatment wastes exceed the minimum quantities identified in 10 CFR §40.22 (more than 150 lbs of material with greater than 0.05% natural uranium), which would incur risks of additional costs and extended schedule.

Recommendations

The following recommendations relate to potential improvement and/or advancement of the Velvet-Wood Project and Slick Rock Project and fall within two categories; recommendations to potentially enhance the resource base and recommendations to advance the projects towards development. Both may be conducted contemporaneously.

The Slick Rock Project will require a Phase 1 verification drilling program to confirm the existing database and upgrade the resource category. This would be followed by Phase 2 of work, including delineation drilling, updating resource model, and preparation of a PEA update or PFS. The Velvet mine does not require an initial phase of verification and would be included along with the Slick Rock Project in Phase 2.

Phase 1 costs total $550,000 USD and are summarized on Table 26.1.

The Phase 2 recommendations and cost estimates for the Velvet-Wood Project are provided in Table 26.2. The Phase 2 recommendations and cost estimates for the Slick Rock Project are provided for future reference in Table 26.3.

Total Phase 2 cost is estimated at $4.5 million USD.

Terms and Abbreviations

Table 1.5 provides a brief list of terms and abbreviations used in this report:

Table 1.5 - Terms and Abbreviations

GENERAL TERMS AND ABBREVATIONS
	METRIC		US		Metric: US
	Term	Abbreviation	Term	Abbreviation	Conversion
Area	Square Meters	M2	Square Feet	Ft2	10.76
	hectare	Ha	Acre	Ac	2.47
Volume	Cubic Meters	m3	Cubic Yards	Cy	1.308
Length	Meter	m	Feet	Ft	3.28
	Meter	m	Yard	Yd	1.09
Distance	Kilometer	km	Mile	mile	0.6214
Weight	Kilogram	Kg	Pound	Lb	2.20
	Metric Ton	km3	Short Ton	Ton	1.10
Currency			US Dollars	$US
URANIUM / VANADIUM SPECIFC TERMS AND ABREVATIONS
Uranium Oxide Grade	Parts Per Million	ppm U3O8	Weight Percent	%U3O8
Vanadium Oxide Grade	Parts Per Million	Ppm V2O5	Weight Percent	%V2O5
Radiometric Equivalent Grade		ppm eU3O8		% eU3O8
Thickness	meters	m	Feet	Ft
Grade Thickness Product	grade x meters	GT(m)	grade x feet	GT(Ft)

DESCRIPTION OF CAPITAL STRUCTURE

Common Shares

The Company has been authorized to issue an unlimited number of Shares, of which, as of June 30, 2025, 1,154,611,649 Shares are issued and outstanding. The holders of Shares are entitled to: (i) dividends if, as and when declared by the Board; (ii) one vote per Share at any meeting of the shareholders of the Company; (iii) and, upon liquidation, to receive all assets as are distributable to the holders of Shares.

Warrants

The following table provides details on Company warrants outstanding as of June 30, 2025:

Number of warrants outstanding	Exercise price	Expiry
15,000	$0.055	July 10, 2025
24,998,850	$0.085	July 10, 2025
45,120,476	$0.100	December 21, 2025
221,272,918	$0.180	May 12, 2027
46,105,263	$0.095	September 26, 2028
59,925,000	$0.150	September 26, 2028
397,437,507

Stock Options

The following table provides details on Company stock options outstanding as of June 30, 2025:

Number of options outstanding and exercisable	Exercise price	Expiry
5,250,000	$0.100	August 28, 2025
14,500,000	$0.120	August 27, 2026
35,100,000	$0.100	September 20, 2027
36,617,828	$0.100	October 6, 2028
91,467,828

PRIOR SALES

The following table sets forth information in respect of issuances or purchases of Shares and securities that are convertible or exchangeable into Shares during the financial year ended December 31, 2024, including the price at which such securities have been issued, the number of securities issued, and the date on which such securities were issued:

Date of Issuance	Reason for Issuance	Type of Security	Number	Price per Security	Aggregate Proceeds
January 5, 2024	Asset Acquisition	Shares	15,000,000	$0.070	$1,050,000.00
January 18, 2024	Warrant Exercise	Shares	674,800	$0.055	$37,114.00
January 31, 2024	Warrant Exercise	Shares	1,860,885	$0.055	$102,348.68
February 2,	Warrant	Shares	42,150	$0.055	$2,318.25

2024	Exercise
April 10, 2024	Warrant Exercise	Shares	3,000,000	$0.085	$255,000.00
April 17, 2024	Warrant Exercise	Shares	3,500,000	$0.085	$297,500.00
June 26, 2024	Consideration for Credit Facility Amendment	Warrants	4,000,000	$0.095	N/A
October 3, 2024	Warrant Exercise	Shares	500,000	$0.09	$42,500
October 4, 2024	Warrant Exercise	Shares	235,935	$0.06	$12,976.43
October 11, 2024	Warrant Exercise	Shares	1,325,000	$0.06	$72,875
October 17, 2024	Warrant Exercise	Shares	27,300	$0.06	$1,501.50
October 17, 2024	Warrant Exercise	Shares	5,257,150	$0.09	$446,857.75
October 18, 2024	Warrant Exercise	Shares	1,714,500	$0.09	$145,732.50
October 18, 2024	Warrant Exercise	Shares	10,935	$0.06	$601.43
October 21, 2024	Warrant Exercise	Shares	2,769,300	$0.10	$276,930
October 21, 2024	Warrant Exercise	Shares	607,494	$0.10	$60,749.40
October 21, 2024	Warrant Exercise	Shares	350,000	$0.06	$19,250
October 22, 2024	Warrant Exercise	Shares	250,000	$0.09	$21,250.00
October 23, 2024	Warrant Exercise	Shares	364,500	$0.09	$30,982.50

DIVIDENDS AND DISTRIBUTIONS

The Company has no fixed dividend policy and the Company has not declared any dividends on its Shares since its incorporation. The Company anticipates that all available funds will be used to undertake exploration and development programs on its mineral properties as well as for the acquisition of additional mineral properties. The payment of dividends in the future will depend, among other things, upon the Company’s earnings, capital requirements and operating and financial condition. Generally, dividends can only be paid if a corporation has retained earnings. There can be no assurance that the Company will generate sufficient earnings to allow it to pay dividends. See also “Describe the Business – Risk Factors”.

MARKET FOR SECURITIES

Market

The Shares of the Company are listed on the TSXV under the symbol “AEC”, the OTCQB Marketplace under the symbol “ANLDF” and the Frankfurt Stock Exchange under the symbol “0AD”. The closing price of the Shares on the TXSV on July 15, 2025 was $0.12.

Trading Price and Volume

The following sets forth the high and low market prices and the volume of the Shares traded on the TSXV during the periods indicated (stated in Canadian dollars):

Month	High $	Low $	Volume
January, 2024	0.100	0.070	34,968,562
February, 2024	0.110	0.080	18,091,023
March, 2024	0.105	0.070	42,979,903
April, 2024	0.110	0.065	40,956,607
May, 2024	0.085	0.075	7,607,217
June, 2024	0.085	0.065	11,500,509
July, 2024	0.083	0.060	9,920,370
August, 2024	0.070	0.055	6,711,738
September, 2024	0.090	0.055	17,958,780
October, 2024	0.135	0.070	73,837,209
November, 2024	0.135	0.085	25,751,546
December, 2024	0.115	0.075	17,410,471
January, 2025	0.105	0.075	21,097,648
February, 2025	0.085	0.065	9,117,827
March, 2025	0.080	0.050	16,596,029
April, 2025	0.065	0.045	12,061,109
May, 2025	0.120	0.055	34,960,404
June, 2025	0.135	0.090	66,426,682
July 1 – 15, 2025	0.130	0.105	65,650,749

DIRECTORS AND OFFICERS

Name and Occupation

The name, province or state of residence, position with and principal occupation within the five preceding years for each of the directors and officers of the Company are set out in the following table:

Name, Province or State and Country of Residence and Position with the Company (1)	Principal Occupation or Employment for the Last Five Years(1)	Position Since
Ken Mushinski, Texas, USA Chairman and Director	President, Chief Executive Officer and Director of Rare Element Resources Ltd.; President of Cotter Corporation; Board member for technology developer Diazyme Shanghai and chemical manufacturer Miltec Inc. and as a management committee member for the Honeywell/General Atomics ConverDyn partnership.	September 20, 2022
Corey A. Dias(2) Ontario, Canada Chief Executive Officer and Director	Chief Executive Officer of the Company since February 2013.	November 5, 2012
Donald Falconer Ontario, Canada Director	Independent businessman and director of public companies since 2014.	June 11, 2014
John Eckersley Utah, USA Director	An independent attorney for 30 years, with 10 years of experience with publicly traded companies.	July 19, 2019
Joshua D. Bleak(2) Arizona, USA Director	President of North American Environmental Corporation, a consulting company specializing in mining project management, permitting, lobbying and land tenure.	December 15, 2010
Laara Shaffer British Columbia, Canada Chief Financial Officer and Director	Public company administrator; Chief Financial Officer since June 2010; Corporate Secretary since 1996.	May 15, 2023
Ross McElroy British Columbia, Canada Director	President and Chief Executive Officer of Apollo Silver Corp. since May 2025; President and Chief Executive Officer of Fission Uranium Corp. from September 2020 to December 2024.	March 27, 2025
Stephen S. Lunsford(2) Wyoming, USA Director	Independent businessman and consulting geologist since 2014.	May 23, 2018
Douglas Beahm Wyoming, USA Chief Operating Officer	Owner and President of BRS, Inc., an engineering consulting firm.	March 20, 2024
(1)	The information as to country of residence and principal occupation has been furnished by the respective directors and officers individually.
(2)	Member of the Audit Committee.

Each director’s term of office expires at the next annual general meeting of the Company.

Shareholdings of Directors and Officers

As of June 30, 2025, the directors and officers of the Company, as a group, beneficially owned, directly or indirectly, or exercised control or direction over 44,845,610 Shares representing approximately 3.88% of the issued and outstanding Shares, and held convertible securities of the Company to acquire 86,450,000 Shares.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

No director or executive officer of the Company is, as at the date of this AIF, or was, within ten years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including the Company), that (a) was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under the securities legislation, for a period of more than 30 consecutive days, or (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company (a) is, as at the date of this AIF, or has been within the 10 years before the date of this AIF, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or (b) has, within the 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

No director, or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Committees of the Board

The sole committee of the Board is the Audit Committee. The members of the Audit Committee are Joshua D. Bleak (Chairman), Corey A. Dias and Stephen S. Lunsford. Information concerning the Audit Committee is provided under “Audit Committee Information” below.

Conflicts of Interest

To the best of the Company’s knowledge, except as otherwise noted in this AIF, there are no existing or potential conflicts of interest among the Company, its directors, officers, or other members of management of the Company except that certain of the directors, officers and other members of management serve as directors, officers and members of management of other public companies and therefore it is possible that a conflict may arise between their duties as a director, officer or member of management of such other companies and their duties as a director, officer or member of management of the Company.

The directors and officers of the Company may serve as directors or officers, or may be associated with, other reporting companies, or have significant shareholdings in other public companies. To the extent that such other companies may participate in business or asset acquisitions, dispositions, or ventures in which the Company may participate, the directors and officers of the Company may have a conflict of interest in negotiating and concluding on terms with respect to the transaction. If a conflict of interest arises, the Company will follow the provisions of the BCBCA dealing with conflict of interest. These provisions state that where a director has such a conflict, that director must, at a meeting of the Company’s directors, disclose his or her interest and refrain from voting on the matter unless otherwise permitted by the BCBCA. In accordance with the laws of the Province of British Columbia, the directors and officers of the Company are required to act honestly, in good faith, and in the best interest of the Company.

AUDIT COMMITTEE INFORMATION

Audit Committee Charter

The charter of the Audit Committee is attached as Schedule “A” to this AIF.

Composition of the Audit Committee and Independence

The Company’s Audit Committee consists of Joshua D. Bleak (Chairman), Corey A. Dias and Stephen S. Lunsford. National Instrument 52-110 – Audit Committees (“NI 52-110”) provides that a member of an audit committee is “independent” if the member has no direct or indirect material relationship with the Company, which could, in the view of the Board, reasonably interfere with the exercise of the member’s independent judgment. The Board has determined that Messrs. Bleak and Lunsford of the Audit Committee are “independent” directors.

Relevant Education and Experience

NI 52-110 provides that an individual is “financially literate” if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements. The Company has determined that all of the members of the Audit Committee are “financially literate”.

Based on their business and educational experiences, each Audit Committee member has a reasonable understanding of the accounting principles used by the Company; an ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more individuals engaged in such activities; and an understanding of internal controls and procedures for financial reporting. Each of the members of the Audit Committee has had several years of experience as a senior executive and a member of the board of significant business enterprises in which he has assumed substantial financial and operational responsibility. In the course of these duties, the members have gained a reasonable understanding of the accounting principles used by the Company; an ability to assess the general application of such principles in connection of the accounting for estimates, accruals and reserves; experience analyzing and evaluating financial statements that present a breadth and level of complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more individuals engaged in such activities; and an understanding of internal controls and procedures for financial reporting.

Audit Committee Oversight

Since the commencement of the Company’s most recently completed financial year, the Audit Committee has not made any recommendations to nominate or compensate an external auditor which were not adopted by the Board.

Reliance on Certain Exemptions

Since the commencement of the Company’s most recently completed financial year, the Company has not relied on the exemptions in section 2.4 (De Minimis Non-audit Services), section 3.2 (Initial Public Offerings), section 3.4 (Events Outside Control of Member) or section 3.5 (Death, Disability or Resignation of Audit Committee Member) of NI 52-110, or an exemption from NI 52-110, in whole or in part, granted under Part 8 (Exemptions).

Since the commencement of the Company’s most recently completed financial year, the Company has not relied on the exemption in subsection 3.3(2) (Controlled Companies), section 3.6 (Temporary Exemption for Limited and Exceptional Circumstances) or the exemption in section 3.8 (Acquisition of Financial Literacy) of NI 52-110.

Pre-Approval Policies and Procedures

The chair of the Audit Committee is authorized to pre-approve all non-audit services to be provided to the Company or its subsidiary entities by the Company’s external auditor, subject to the chair of the Audit Committee reporting the pre-approval(s) to the Audit Committee at the Audit Committee’s meeting subsequent to the said approval(s).

Audit Fees

The following table sets forth the fees paid by the Company and its subsidiaries to Dale Matheson Carr- Hilton LaBonte LLP, Chartered Accountants (“DMCL”), the current auditors for services rendered during the year ended December 31, 2024 and the year ended December 31, 2023:

	YE Dec. 31, 2024	YE Dec. 31, 2023
Audit fees(1)	$140,000	$145,400
Audit-related fees(2)	Nil	Nil
Tax fees(3)	$19,000	$18,400
All other fees	Nil	Nil
Total	$159,000	$163,400

(1)	The aggregate audit fees billed by the Company’s auditor (or accrued).
(2)

The aggregate fees billed (or accrued) for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements which are not included under the heading “Audit Fees”, including for quarterly reviews.

(3)	The aggregate fees billed (or accrued) in 2024 and 2023 for professional services provided by the auditor rendered for tax compliance, tax advice and tax planning.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

The Company is not a party to, nor are any of the Company’s properties subject to, any pending legal proceedings or regulatory actions the outcome of which would have a material adverse effect on the Company. The management of the Company is not aware of any material legal proceedings in which the Company may be a party which are contemplated by governmental authorities or otherwise.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Management of the Company is not aware of any material interest, direct or indirect, of any insider of the Company, or any associate or affiliate of any such person, in any transaction during the Company’s three last completed financial years, or during the current financial year that has materially affected or is reasonably expected to materially affect the Company.

Certain directors and officers of Anfield have historically participated in private placements by Anfield on the same basis as other arm’s length subscribers to such offerings.

TRANSFER AGENTS AND REGISTRARS

The Company’s registrar and transfer agent is Computershare Trust Company of Canada located at its principal offices in Vancouver, British Columbia.

MATERIAL CONTRACTS

Other than contracts entered into in the ordinary course of business, and except as described below, the Company has not entered into any material contracts within the most recently completed financial year or previous to the most recently completed financial year, that are still in effect.

Extract Credit Agreement

On October 6, 2023, the Company entered into a credit agreement with Extract Advisors, LLC, as agent, on behalf of Extract Capital Master Fund Ltd. with respect to the Credit Facility. The Credit Facility was amended in March 2025. The Credit Facility has a maturity date of September 26, 2028. The Credit Facility, and subsequent amendments, are available on the Company’s SEDAR + profile at www.sedarplus.ca.

INTERESTS OF EXPERTS

Douglas L. Beahm, P.E., P.G., Carl Warren, P.E., P.G., Joshua Stewart, P.E., P.G. and Harold H. Hutson, P.E., P.G., of BRS, Inc., and Terence P. (Terry) McNulty, P.E., D. Sc., of T.P. McNulty and Associates Inc., prepared the 2022 and 2023 PEAs.

All technical and scientific information discussed in this AIF has been reviewed and approved by Douglas L. Beahm, P.E., P.G. the Company’s Chief Operating Officer, who is considered, by virtue of his education, experience and professional association, a QP for the purposes of NI 43-101.

The Company’s auditors, DMCL, report that they are independent of the Company within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of British Columbia.

To the knowledge of the Company, none of the aforementioned firms or persons holds any registered or beneficial interest in any securities or other property of the Company.

ADDITIONAL INFORMATION

Additional information including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and options to purchase Shares of the Company and securities authorized for issuance under equity compensation plans is contained in the management proxy circular dated May 7, 2025 for the annual general meeting of the Company held on June 13, 2025, which will be is available on SEDAR+ at www.sedarplus.ca. Additional financial information is contained in the Company’s comparative financial statements and MD&A as at and for the years ended December 31, 2024 and December 31, 2023, which are available on SEDAR+ at www.sedarplus.ca. Additional information relating to the Company may be found on SEDAR+ at www.sedarplus.ca.

SCHEDULE “A”

AUDIT COMMITTEE CHARTER

The audit committee will assist the board of directors (the “Board”) in fulfilling its financial oversight responsibilities. The audit committee will review and consider in consultation with the auditors the financial reporting process, the system of internal control and the audit process. In performing its duties, the audit committee will maintain effective working relationships with the Board, management, and the external auditors. To effectively perform his or her role, each audit committee member must obtain an understanding of the principal responsibilities of audit committee membership as well and the Company’s business, operations and risks.

Composition

The Board will appoint from among their membership an audit committee after each annual general meeting of the shareholders of the Company. The audit committee will consist of a minimum of three directors.

Independence

A majority of the members of the audit committee must not be officers, employees or control persons of the Company.

Expertise of Committee Members

Each member of the audit committee must be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the committee. At least one member of the audit committee must have accounting or related financial management expertise. The Board shall interpret the qualifications of financial literacy and financial management expertise in its business judgment and shall conclude whether a director meets these qualifications.

Meetings

The audit committee shall meet in accordance with a schedule established each year by the Board, and at other times that the audit committee may determine. The audit committee shall meet at least annually with the Company’s Chief Financial Officer and external auditors in separate executive sessions.

Roles and Responsibilities

The audit committee shall fulfill the following roles and discharge the following responsibilities:

External Audit

The audit committee shall be directly responsible for overseeing the work of the external auditors in preparing or issuing the auditor’s report, including the resolution of disagreements between management and the external auditors regarding financial reporting and audit scope or procedures. In carrying out this duty, the audit committee shall:

•

recommend to the Board the external auditor to be nominated by the shareholders for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company;

•	review (by discussion and enquiry) the external auditors’ proposed audit scope and approach;

•	review the performance of the external auditors and recommend to the Board the appointment or discharge of the external auditors;

•	review and recommend to the Board the compensation to be paid to the external auditors; and

•

review and confirm the independence of the external auditors by reviewing the non-audit services provided and the external auditors’ assertion of their independence in accordance with professional standards.

Internal Control

The audit committee shall consider whether adequate controls are in place over annual and interim financial reporting as well as controls over assets, transactions and the creation of obligations, commitments and liabilities of the Company. In carrying out this duty, the audit committee shall:

•	evaluate the adequacy and effectiveness of management’s system of internal controls over the accounting and financial reporting system within the Company; and

•	ensure that the external auditors discuss with the audit committee any event or matter which suggests the possibility of fraud, illegal acts or deficiencies in internal controls.

Financial Reporting

The audit committee shall review the financial statements and financial information prior to its release to the public. In carrying out this duty, the audit committee shall:

•	General
○	review significant accounting and financial reporting issues, especially complex, unusual and related party transactions; and
○	review and ensure that the accounting principles selected by management in preparing financial statements are appropriate.

•	Annual Financial Statements
○	review the draft annual financial statements and provide a recommendation to the Board with respect to the approval of the financial statements;
○	meet with management and the external auditors to review the financial statements and the results of the audit, including any difficulties encountered; and
○	review management’s discussion & analysis respecting the annual reporting period prior to its release to the public.

•	Interim Financial Statements
○	review and approve the interim financial statements prior to their release to the public; and
○	review management’s discussion & analysis respecting the interim reporting period prior to its release to the public.

•	Release of Financial Information
○	where reasonably possible, review and approve all public disclosure, including news releases, containing financial information, prior to its release to the public.

Non-Audit Services

All non-audit services (being services other than services rendered for the audit and review of the financial statements or services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements) which are proposed to be provided by the external auditors to the Company or any subsidiary of the Company shall be subject to the prior approval of the audit committee.

Delegation of Authority

The audit committee may delegate to one or more independent members of the audit committee the authority to approve non-audit services, provided any non-audit services approved in this manner must be presented to the audit committee at its next scheduled meeting.

De-Minimis Non-Audit Services

The audit committee may satisfy the requirement for the pre-approval of non-audit services if:

•

the aggregate amount of all non-audit services that were not pre-approved is reasonably expected to constitute no more than five per cent of the total amount of fees paid by the Company and its subsidiaries to the external auditor during the fiscal year in which the services are provided; or

•

the services are brought to the attention of the audit committee and approved, prior to the completion of the audit, by the audit committee or by one or more of its members to whom authority to grant such approvals has been delegated.

Pre-Approval Policies and Procedures

The audit committee may also satisfy the requirement for the pre-approval of non-audit services by adopting specific policies and procedures for the engagement of non-audit services, if:

•	the pre-approval policies and procedures are detailed as to the particular service;

•	the audit committee is informed of each non-audit service; and

•	the procedures do not include delegation of the audit committee’s responsibilities to management.

Other Responsibilities

The audit committee shall:

•	establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters;

•	establish procedures for the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters;

•	ensure that significant findings and recommendations made by management and external auditor are received and discussed on a timely basis;

•	review the policies and procedures in effect for considering officers’ expenses and perquisites;

•	perform other oversight functions as requested by the Board; and

•	review and update this Charter and receive approval of changes to this Charter from the Board.

Reporting Responsibilities

The audit committee shall regularly update the Board about audit committee activities and make appropriate recommendations.

Resources and Authority of the Audit Committee

The audit committee shall have the resources and the authority appropriate to discharge its responsibilities, including the authority to:

•	engage independent counsel and other advisors as it determines necessary to carry out its duties;

•	set and pay the compensation for any advisors employed by the audit committee; and

•	communicate directly with the internal and external auditors.

Guidance – Roles & Responsibilities

The following guidance is intended to provide the audit committee members with additional guidance on fulfilment of their roles and responsibilities on the committee:

Internal Control

•

evaluate whether management is setting the goal of high standards by communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities;

•

focus on the extent to which external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of an IT systems breakdown; and

•	gain an understanding of whether internal control recommendations made by external auditors have been implemented by management.

Financial Reporting

•	General
○	review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements;

○	ask management and the external auditors about significant risks and exposures and the plans to minimize such risks; and

○	understand industry best practices and the Company’s adoption of them.

•	Annual Financial Statements
○

review the annual financial statements and determine whether they are complete and consistent with the information known to committee members, and assess whether the financial statements reflect appropriate accounting principles in light of the jurisdictions in which the Company reports or trades its shares;

○	pay attention to complex and/or unusual transactions such as restructuring charges and derivative disclosures;

○

focus on judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of loan losses; warranty, professional liability; litigation reserves; and other commitments and contingencies;

○	consider management’s handling of proposed audit adjustments identified by the external auditors; and

○	ensure that the external auditors communicate all required matters to the committee.

•	Interim Financial Statements
○	be briefed on how management develops and summarizes interim financial information, the extent to which the external auditors review interim financial information;

○	meet with management and the auditors, either telephonically or in person, to review the interim financial statements; and

○	to gain insight into the fairness of the interim statements and disclosures, obtain explanations from management on whether:

◾	actual financial results for the quarter or interim period varied significantly from budgeted or projected results;

◾

changes in financial ratios and relationships of various balance sheet and operating statement figures in the interim financial statements are consistent with changes in the company’s operations and financing practices;

◾	generally accepted accounting principles have been consistently applied;

◾	there are any actual or proposed changes in accounting or financial reporting practices;

◾	there are any significant or unusual events or transactions;

◾	the Company’s financial and operating controls are functioning effectively;

◾	the Company has complied with the terms of loan agreements, security indentures or other financial position or results dependent agreement; and

◾	the interim financial statements contain adequate and appropriate disclosures.

•	Compliance with Laws and Regulations
○	periodically obtain updates from management regarding compliance with this policy and industry “best practices”;

○	be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements; and

○	review the findings of any examinations by securities regulatory authorities and stock exchanges.

•	Other Responsibilities
○	Review, with the Company’s counsel, any legal matters that could have a significant impact on the Company’s financial statements.